Filed Pursuant to Rule 424(b)(5)
Registration Statement Nos. 333-101478
333-108477
333-108477-03
PROSPECTUS SUPPLEMENT
(To prospectus dated October 20, 2003)

150,000 Trust Preferred Securities

Delphi Trust II

Adjustable Rate Trust Preferred Securities

(five year initial fixed rate period)
(liquidation amount $1,000 per trust preferred security)
guaranteed to the extent set forth herein by
Delphi Corporation

          Each of the Adjustable Rate Trust Preferred Securities, referred to in this prospectus supplement as the trust preferred securities, will represent an undivided beneficial ownership interest in the assets of Delphi Trust II, a Delaware statutory trust. Delphi Corporation, or Delphi, a Delaware corporation, will own all of the beneficial interests in the assets of the trust represented by the common securities of the trust. The trust will invest the proceeds of this offering in adjustable rate junior subordinated notes due 2033 of Delphi, referred to in this prospectus supplement as the notes.

          The initial distribution rate on the trust preferred securities will be 6.197% per annum and the distributions will be payable semiannually in arrears through November 15, 2008, which is the fixed rate period. Thereafter, distributions on the trust preferred securities will bear interest at a floating rate payable quarterly in arrears, reset quarterly, equal to 3.000%, plus the greatest of (a) the 3-month LIBOR rate, (b) the 10-year Treasury CMT and (c) the 30-year Treasury CMT. Delphi can defer interest payments on the notes at any time for up to five years at a time. If Delphi defers interest payments, the trust will also defer distributions on the trust preferred securities and common securities of the trust. However, additional distributions will accumulate on the deferred distributions at the then applicable distribution rate, to the extent permitted by law.

          Delphi may redeem the notes, in whole but not in part, on November 15, 2008 or on any subsequent interest payment date, at 100% of their principal amount plus accrued and unpaid interest to the redemption date. Delphi may also redeem the notes, in whole but not in part, at the special event redemption price, if an event occurs that results in an adverse consequence for the investment company status of the trust or if an event occurs that results in an adverse tax consequence. If Delphi redeems the notes, the trust will redeem the trust preferred securities and common securities at a redemption price corresponding to the redemption price of the notes.

          Delphi will guarantee payment on the trust preferred securities issued by the trust to the extent described herein.

          Investing in the trust preferred securities involves risks, including those that are described in “Risk Factors” beginning on page S-10 of this prospectus supplement.

	Per Trust
	Preferred Security	Total

Initial public offering price(1)	$1,000	$150,000,000

Underwriting discounts and commissions(2)	$10	$1,500,000

Proceeds, before expenses, to Delphi Trust II	$1,000	$150,000,000

(1)	Plus accumulated distributions, if any, from November 21, 2003, if settlement occurs after that date.

(2)	Underwriting commissions on the sale of the trust preferred securities will be paid by Delphi.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The trust preferred securities will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company on or about November 21, 2003.

Citigroup	Merrill Lynch & Co.
JPMorgan

Credit Suisse First Boston

Morgan Stanley
UBS Investment Bank

The date of this prospectus supplement is November 14, 2003.

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS
SUMMARY -- Q&A
THE OFFERING
RISK FACTORS
DELPHI TRUST II
ACCOUNTING TREATMENT
USE OF PROCEEDS
CAPITALIZATION
SELECTED FINANCIAL AND OTHER DATA
DESCRIPTION OF THE TRUST PREFERRED SECURITIES
DESCRIPTION OF THE NOTES
DESCRIPTION OF THE GUARANTEE
RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE NOTES AND THE GUARANTEE
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
CERTAIN ERISA CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
TABLE OF CONTENTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
DELPHI CORPORATION
THE TRUSTS
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF DEPOSITARY SHARES
DESCRIPTION OF WARRANTS
DESCRIPTION OF PURCHASE CONTRACTS AND UNITS
DESCRIPTION OF TRUST PREFERRED SECURITIES
DESCRIPTION OF GUARANTEE
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS

      You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither Delphi, the trust nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of these securities in any state where the offer is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates.

      In this prospectus supplement, except where the context indicates otherwise, “Delphi,” “we,” “us,” and “our” each refer to Delphi Corporation and “trust” refers to Delphi Trust II.

i

FORWARD-LOOKING STATEMENTS

      The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf, or by the trust or on its behalf. Delphi, the trust and their representatives may periodically make written or oral statements that are “forward-looking,” including statements included in this prospectus supplement and the accompanying prospectus and other filings with the Securities and Exchange Commission, or SEC, and in reports to our stockholders. These statements can be identified by the use of forward-looking language such as “will likely result”, “may”, “are expected to”, “is anticipated”, “estimate”, “projected”, “intends to”, or other similar words. All statements contained or incorporated in this prospectus supplement and the accompanying prospectus which address operating performance, events or developments that we expect or anticipate may occur in the future (including statements relating to future sales, earnings expectations, savings expected as a result of our global restructurings or other initiatives, portfolio restructuring plans, volume growth, awarded sales contracts and earnings per share expectations or statements expressing general optimism about future operating results) are forward-looking statements. These statements are made on the basis of management’s current views and assumptions with respect to future events. Delphi’s actual results, performance or achievements could be significantly different from the results expressed in or implied by these forward-looking statements. Important factors, risks and uncertainties which may cause actual results to differ from those expressed in our forward-looking statements are set forth in this prospectus supplement and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. In particular, the achievement of projected levels of revenue, earnings, cash flow and debt levels will depend on:

•	our ability to execute our portfolio and other global restructuring plans in a manner which satisfactorily addresses any resultant antitrust or labor issues and customer concerns, any contingent liabilities related to divestitures or integration costs associated with acquisitions, and other matters;

•	the success of our efforts to diversify our customer base and still maintain existing GM business;

•	the continued protection and exploitation of our intellectual property to develop new products and enter new markets;

•	our ability to capture expected benefits of our cost reduction initiatives so as to maintain flexibility to respond to adverse and cyclical changes in general economic conditions and in the automotive industry in each market in which we operate, including customer cost reduction initiatives, potential increases in warranty costs, funding requirements and pension contributions, healthcare costs, disruptions in the labor, commodities or transportation markets caused by terrorism, war or labor unrests, other changes in the political and regulatory environments where we do business; and

•	other factors, risks and uncertainties discussed in “Risk Factors” below, in our Annual Report on Form 10-K for the year ended December 31, 2002 and in our other filings with the SEC incorporated by reference in this prospectus supplement and the accompanying prospectus.

      In addition, recent and pending regulatory interpretations and proposals may require Delphi to refrain from consolidating the trust in its financial statements. These interpretations and proposals may also impact the information reporting and governance obligations of the trust. See “Accounting Treatment” in this prospectus supplement. The timing and impact of these regulatory interpretations and proposals are uncertain.

      Delphi does not intend or assume any obligation to update any of these forward-looking statements.

SUMMARY — Q&A

      You should read this summary information together with the more detailed information and financial statements and notes to the financial statements appearing elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand the trust preferred securities and the related guarantee and notes. You should carefully read this prospectus supplement and the accompanying prospectus to understand fully the terms of the trust preferred securities as well as the tax and other considerations that are important to you in making a decision about whether to invest in the trust preferred securities. You should pay special attention to the discussion under “Risk Factors” to determine whether an investment in the trust preferred securities is appropriate for you.

What are the trust preferred securities?

      Each trust preferred security represents an undivided beneficial ownership interest in the assets of the trust. Each trust preferred security entitles the holder to receive cash distributions as described in this prospectus supplement. Delphi has irrevocably guaranteed that if a payment on the notes is made to the trust but, for any reason, the trust does not make the corresponding distribution or redemption payment to the holders of the trust preferred securities, then Delphi will make payments directly to the holders of the trust preferred securities.

Who is the trust?

      The trust is a Delaware statutory trust. Its principal offices are located at 5725 Delphi Drive, Troy, Michigan 48098, and its telephone number is (248) 813-2000. All of the common securities of the trust are owned by Delphi. The trust will use all of the proceeds from this offering of its trust preferred securities and common securities to buy Delphi’s adjustable rate junior subordinated notes due 2033, which will have the same financial terms as the trust preferred securities.

Who is Delphi Corporation?

      Delphi is a leading global supplier of vehicle electronics, transportation components, integrated systems and modules and other electronic technology. Delphi’s common stock is listed on the New York Stock Exchange under the symbol “DPH”. It was incorporated in Delaware in late 1998, as a wholly owned subsidiary of General Motors Corporation, or GM. Prior to January 1, 1999, GM conducted its business through various divisions and subsidiaries. Effective January 1, 1999, the assets and liabilities of the Delphi business sector were transferred to Delphi and its subsidiaries in accordance with the terms of a Master Separation Agreement to which Delphi and GM are parties. Delphi became an independent company during 1999 in two stages, the first of which involved an initial public offering on February 5, 1999, and the second of which involved the distribution of Delphi’s remaining shares owned by GM on May 28, 1999.

      Delphi’s extensive technical expertise in a broad range of product lines and strong systems integration skills enables it to provide comprehensive, systems-based solutions to vehicle manufacturers. It has established an expansive global presence, with a network of manufacturing sites, technical centers, sales offices and joint ventures located in every major region of the world.

      Delphi’s net sales for 2002 were $27.4 billion, up 5% from 2001, with $9.6 billion or 35% of sales to non-GM customers. Delphi’s GM sales in 2002 were $17.9 billion and were stable relative to 2001. Net income for 2002 was $343 million. Delphi’s results for 2002 benefited from stable production in the U.S. automotive market, steady growth in its non-GM business, and savings related to ongoing restructuring and cost containment.

      Delphi’s net sales for the nine months ended September 30, 2003 were $20.8 billion, compared to $20.5 billion for the comparable period in 2002. Delphi’s non-GM sales were $8.0 billion, or 39% of net sales, for the first nine months of 2003, compared to $7.1 billion for the comparable period in 2002. Delphi had a net loss of $138 million for the nine months ended September 30, 2003, which included pre-tax charges of $148 million in cost of sales, $56 million in depreciation and amortization and $348 million in employee and product line charges recorded during the third quarter of 2003. This compared to $223 million of net income for the comparable period in 2002.

      During the third quarter of 2003, Delphi concluded negotiations with the International Union, United Automobile, Aerospace, and Agricultural Implement Workers of America (UAW). Upon conclusion of negotiations with the UAW, Delphi initiated global actions designed to address under-performing operations, appropriately size the company’s global salaried and hourly workforce, and strengthen its competitive position. As a result of these initiatives, Delphi expects to reduce its U.S. hourly workforce by up to 5,000 employees, primarily through normal retirements and flowbacks to GM, its U.S. salaried workforce by 500 employees and its international workforce by approximately 3,000 employees. The charges recorded in the third quarter include costs relating to the planned downsizing of approximately 1,500 U.S. UAW hourly employees, approximately 300 International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers — Communications Workers of America (IUE) employees at our Packard operations and the U.S. salaried employees and the non-U.S. employees noted above. Additionally, charges were recorded in the quarter to reduce the value of certain assets, principally fixed assets and inventory, impacted by these actions and for payments to retirees in connection with the UAW agreement.

      Our plans entail further workforce reductions, including employees accepting voluntary offers to flowback, and other structural cost initiatives. The company currently expects to incur charges of approximately $159 million after-tax related to these permanent hourly reductions and other initiatives, which will be recorded as incurred as required by generally accepted accounting principles. As a result, we anticipate we will incur total charges related to these initiatives of approximately $515 million after-tax through December 31, 2004.

      On October 28, 2003, Delphi issued $258 million aggregate principal amount of junior subordinated notes that are held by Delphi Trust I and that support payments on the $250 million aggregate liquidation amount of 8.25% trust preferred securities issued by Delphi Trust I. After payment of underwriting commissions and expenses, Delphi contributed substantially all of the remaining cash proceeds that it received from Delphi Trust I to its pension plans.

      Delphi’s principal executive offices are located at 5725 Delphi Drive, Troy, Michigan 48098, and its telephone number is (248) 813-2000.

What will the distribution rate be on the trust preferred securities and when will you receive distributions?

      The trust will pay distributions on the trust preferred securities initially at a rate of 6.197% per annum for the period from the issue date through November 15, 2008. If the trust preferred securities are not redeemed on or prior to that date, distributions on the trust preferred securities will thereafter be payable at a floating rate reset quarterly equal to 3.000% per annum, or the “credit spread,” plus an “adjustable rate.” The adjustable rate will be the greatest of (a) the 3-month LIBOR Rate, (b) the 10-year Treasury CMT, and (c) the 30-year Treasury CMT. See “Description of the Trust Preferred Securities — Distributions” in this prospectus supplement for a description of these adjustable rates.

      Distributions on the trust preferred securities during the fixed rate period will be payable semiannually in arrears, initially on May 15 and November 15 of each year, beginning May 15, 2004. Floating rate distributions on the trust preferred securities will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning February 15, 2009.

When can payment of your distributions be deferred?

      Delphi may defer interest payments on the notes, on one or more occasions, for up to five years at a time, subject to certain exceptions. See “Description of the Notes — Option to Extend Interest Payment Period.” If Delphi defers interest payments on the notes, the trust will also defer distributions on the trust preferred securities. Additional distributions will accumulate on the deferred distributions while interest payments on the notes are deferred at the then applicable distribution rate. During any deferral period, with limited exceptions, Delphi will not be permitted to declare or pay any dividends, distributions or interest on, or redeem, purchase, acquire or make a liquidation, principal or premium payment with respect to, any of its common stock, preferred stock, or any other securities similar to the trust preferred securities or debt securities that rank equally with or junior to the notes or to make any guarantee payments with respect thereto.

When can the trust redeem the trust preferred securities?

      The trust must redeem all of the outstanding trust preferred securities when the notes are paid at maturity on November 15, 2033. In addition, Delphi can redeem the notes before their maturity, in whole but not in part, on November 15, 2008 or on any subsequent interest payment date, at 100% of their principal amount plus accrued and unpaid interest to the redemption date. Delphi may also redeem the notes in whole but not in part, at the special event redemption price, if an event occurs that results in an adverse consequence for the investment company status of the trust or if an event occurs that results in an adverse tax consequence, as more fully described under “Description of the Trust Preferred Securities — Special Event Redemption.”

      If Delphi redeems the notes before their maturity, the trust will use the cash it receives from the redemption of the notes to redeem the trust preferred securities and common securities of the trust.

What is Delphi’s guarantee of the trust preferred securities?

      Delphi has irrevocably and unconditionally guaranteed that if a payment on the notes is made to the trust but, for any reason, the trust does not make the corresponding distribution or redemption payment to the holders of the trust preferred securities, then Delphi will make payments directly to the holders of the trust preferred securities. The guarantee does not cover payments when the trust does not have sufficient funds to make payments on the trust preferred securities. Your remedy in such an event is as described under “Relationship Among the Trust Preferred Securities, the Notes and the Guarantee.” Delphi’s obligations under the guarantee are subordinated in right of payment to its senior debt and to all obligations and other indebtedness of its subsidiaries, as described under “Description of the Guarantee” in this prospectus supplement. As of September 30, 2003, Delphi’s consolidated indebtedness aggregated approximately $2.7 billion, all of which would have ranked senior to the notes and the guarantee. On October 28, 2003, Delphi issued $258 million aggregate principal amount of junior subordinated notes that are held by Delphi Trust I and that support payments on the $250 million aggregate liquidation amount of trust preferred securities issued by Delphi Trust I. The notes held by Delphi Trust I and the related guarantee will rank equally to the notes to be held by the trust and the related guarantee.

When could the notes be distributed to you?

      Delphi has the right to dissolve the trust at any time. If Delphi dissolves the trust, the trust can be liquidated by distributing the notes to holders of the trust preferred securities and common securities of the trust on a proportionate basis. See “Description of the Trust Preferred Securities — Distribution of Notes.”

Will the trust preferred securities be listed on a stock exchange?

      The trust preferred securities will not be listed on a stock exchange.

Will holders of the trust preferred securities have any voting rights?

      Generally, holders of the trust preferred securities will not have any voting rights. See “Description of the Trust Preferred Securities — Voting Rights.”

In what form will the trust preferred securities be issued?

      The trust preferred securities will be represented by one or more global certificates that will be deposited with and registered in the name of The Depository Trust Company (“DTC”) or its nominee. This means that you will not receive a certificate for your trust preferred securities and that your broker will maintain your position in the trust preferred securities.

THE OFFERING

      The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the trust preferred securities, see “Description of the Trust Preferred Securities” in this prospectus supplement.

Issuer	Delphi Trust II, a Delaware statutory trust. The only assets of the trust are the adjustable rate junior subordinated notes due 2033 of Delphi.

Securities Offered	Adjustable rate trust preferred securities.

Guarantor	Delphi Corporation, a Delaware corporation.

Ranking	The trust preferred securities will represent undivided beneficial interests in the assets of the trust. Delphi or one of its subsidiaries will own all of the common securities. The common securities will rank equally with the trust preferred securities, and payments to Delphi on the common securities are to be made on a proportionate basis with the trust preferred securities, except as described under “Description of the Trust Preferred Securities — Subordination of Common Securities.”

Distributions	Distributions on the trust preferred securities will accumulate from the date of original issuance and will be payable at an annual rate of 6.197% of the liquidation amount of $1,000 per trust preferred security through November 15, 2008. Thereafter, distributions on the trust preferred securities will be payable at a floating rate reset quarterly equal to 3.000% per annum, or the “credit spread,” plus an “adjustable rate.” The adjustable rate will be the greatest of (a) the 3-month LIBOR Rate, (b) the 10-year Treasury CMT and (c) the 30-year Treasury CMT. Distributions are cumulative and, subject to the deferral provisions described below, are payable semiannually in arrears on May 15 and November 15 of each year through November 15, 2008, commencing May 15, 2004 and thereafter are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing February 15, 2009. Because distributions on the trust preferred securities are considered interest for United States federal income tax purposes, individual holders are not entitled to the reduced income tax rates for certain dividends and corporate holders are not entitled to a dividends-received deduction.

Distribution Deferral Provisions	The ability of the trust to pay distributions on the trust preferred securities depends on the receipt of interest payments from Delphi on the notes. As long as no event of default has occurred and is continuing under the indenture governing the notes, Delphi has the right to defer payments of interest on the notes for up to five years at a time. Delphi may not, however, defer interest payments beyond the redemption date of the notes. If Delphi defers the payment of interest on the notes, the trust will defer the distributions on the trust preferred securities and common securities of the trust for a corresponding period. Upon the termination of a deferral period, payment will become due on all accrued and unpaid amounts on the notes. Upon such payment, the trust will be required to pay all accumulated and unpaid distributions to holders of the trust preferred securities. If a deferral of an interest payment occurs, the holders of the trust preferred securities will be required to accrue income for United States federal income tax purposes in the amount of the accumulated distributions on the trust preferred securities, in the form of original issue discount, even though cash distributions are deferred.

Rights upon Deferral of Distributions	During any period in which interest payments on the notes are deferred, interest will accrue on the deferred interest payments and additional distributions will accumulate on the deferred distributions at the then applicable distribution rate. During any such period, Delphi has agreed, subject to limited exceptions, not to declare or pay any dividends, distributions or interest on, or redeem, purchase, acquire or make a liquidation, principal or premium payment with respect to, its common stock, preferred stock, or any other securities similar to the trust preferred securities or debt securities ranking equally with or junior to the notes or to make any guarantee payments with respect thereto. See “Description of the Trust Preferred Securities — Distributions” in this prospectus supplement.

Liquidation Amount	If the trust is liquidated, you will be entitled to receive $1,000 per trust preferred security plus an amount equal to any accumulated and unpaid distributions thereon to the date of payment, unless the notes are distributed to holders.

Optional Redemption	Delphi may redeem the notes, in whole but not in part, on November 15, 2008 or on any subsequent interest payment date, at 100% of their principal amount plus accrued and unpaid interest to the redemption date. If Delphi redeems the notes, the trust must redeem the trust preferred securities and common securities of the trust at a redemption price equal to the liquidation amount of $1,000 per security plus any accumulated and unpaid distributions to the redemption date. The trust preferred securities do not have a stated maturity date, although they are subject to mandatory redemption upon the repayment of the notes at their stated maturity (November 15, 2033), upon acceleration, earlier redemption, or otherwise.

Special Event Redemption	Delphi may redeem the notes in whole but not in part, upon the occurrence of an investment company event or a tax event (in each case, as defined in “Description of the Trust Preferred Securities — Special Event Redemption”) at a redemption price equal to (i) prior to November 15, 2008, the greater of (a) 100% of the principal amount of the notes so redeemed, and (b) the Make-Whole Amount, and (ii) on or after November 15, 2008, 100% of the principal amount of the notes so redeemed, in each case plus accrued and unpaid interest to the redemption date, as described under “Description of the Trust Preferred Securities — Special Event Redemption.” If Delphi redeems the notes, the trust must redeem the trust preferred securities and common securities of the trust at a redemption price corresponding to the redemption price of the notes.

Dissolution of the Trust	Delphi has the right, at any time, to dissolve the trust and, after satisfaction of the creditors of the trust as provided by applicable law, cause the trust to distribute the notes to holders of its trust preferred securities and common securities on a proportionate basis.

Additional Sums	Delphi is required to pay all additional taxes and other expenses of the trust. See “Description of the Trust Preferred Securities — Expenses of the Trust.” Consequently, if a tax event occurs and Delphi does not elect to redeem the notes or liquidate the trust, the amount of distributions then due and payable by the trust on the outstanding trust preferred securities will not be reduced as a result of the tax event.

Notes of Delphi	The notes will mature on November 15, 2033 and bear interest initially at the rate of 6.197% per annum payable semiannually in arrears, through November 15, 2008. Thereafter, the notes will bear interest at a floating rate, payable quarterly in arrears and reset quarterly, equal to 3.000% per annum, or the “credit spread,” plus an “adjustable rate.” The adjustable rate will be the greatest of (a) the 3-month LIBOR Rate, (b) the 10-year Treasury CMT and (c) the 30-year Treasury CMT. As long as no event of default has occurred and is continuing under the indenture governing the notes, Delphi has the right, on one or more occasions, to defer payments of interest on the notes for up to five years at any time. However, no interest may be deferred beyond the redemption date of the notes. During any deferral period, no interest will be due, but interest will continue to accrue and compound semiannually through November 15, 2008 and quarterly thereafter. Upon termination of any deferral period, payment will become due on all accrued and unpaid amounts. After the payment of all amounts then due, Delphi may commence a new deferral period, subject to the conditions of this paragraph. During any deferral period, with limited exceptions, Delphi will be prohibited from declaring or paying dividends, distributions or interest or redeeming, purchasing, acquiring or making a liquidation, principal or premium payment on, any of its common stock, preferred stock, or any other securities similar to the trust preferred securities or debt securities ranking equally with or junior to the notes and from making any guarantee payments with respect thereto. See “Description of the Notes — Option to Extend Interest Payment Period.”

The payment of principal and interest on the notes will rank junior to all present and future senior debt of Delphi. The indenture, under which the notes will be issued, does not limit the aggregate amount of senior debt that may be incurred by Delphi. The notes will have provisions with respect to interest, optional redemption, special event redemption and certain other terms substantially similar to those of the trust preferred securities.

Guarantee	Delphi will irrevocably and unconditionally guarantee, on a subordinated basis and to the extent set forth herein, the payment in full of (1) any accumulated and unpaid distributions on, and the amount payable upon redemption of, the trust preferred securities to the extent Delphi has made a payment to the property trustee of interest or principal on the notes and (2) generally, the liquidation amount of the trust preferred securities to the extent the trust has assets available for distribution to holders of the trust preferred securities. The guarantee will be unsecured and subordinate and junior in right of payment to all other liabilities of Delphi, including the notes, except those that rank equally with or are subordinate to the guarantee by their terms. The guarantee will be senior to all capital stock now or hereafter issued by Delphi and to any guarantee now or hereafter entered into by Delphi in respect of any of its capital stock.

Voting Rights; Enforcement of Rights	Generally, holders of the trust preferred securities will not have any voting rights. The property trustee will have the power to exercise all rights, powers and privileges under the indenture with respect to the notes, including its right to enforce Delphi’s obligations under the notes upon the occurrence of an event of default, and will also have the right to enforce the guarantee on behalf of the holders of the trust preferred securities. No holder of the trust preferred securities may institute any action directly against Delphi under the indenture unless (i) such holder previously shall have given to the property trustee written notice of default and continuance thereof, (ii) the holders of not less than 25% in principal amount of the trust preferred securities then outstanding shall have requested the property trustee to institute such action and shall have offered the trustee reasonable indemnity, and (iii) the property trustee shall not have instituted such action within 90 days of such request. Notwithstanding the foregoing, if an event of default under the indenture occurs and is continuing and is caused by the failure of Delphi to pay interest or principal on the notes or Delphi has failed to make a payment with respect to the guarantee, a holder of the trust preferred securities may directly institute a proceeding against Delphi for enforcement of that payment.

Use of Proceeds	The proceeds from this offering will be paid to Delphi in exchange for the notes. In addition to the proceeds, Delphi will receive 4,640 shares of common securities of the trust in exchange for the notes. Delphi will pay all expenses and the underwriting commissions relating to the offering. After payment of underwriting commissions and expenses, Delphi will contribute substantially all of the remaining cash proceeds it receives from the trust, estimated to be $148.1 million, to its pension plans. Pending such investment, Delphi may use the proceeds to repay short-term borrowings used for working capital purposes that have an average interest rate of 1.5% per annum.

Risk Factors	See “Risk Factors” and the other information in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the trust preferred securities.

RISK FACTORS

      Your investment in the trust preferred securities will involve some risks. You should carefully consider the following discussion of the risks and the other information in this prospectus supplement and accompanying prospectus before deciding whether to make an investment in the trust preferred securities. Also, an investment in the trust preferred securities is an indirect investment in the notes because the trust will rely on the payments it receives on the notes to fund all payments on the trust preferred securities.

Risks Related to the Trust Preferred Securities

The notes will be the sole assets of the trust and payments on the notes will be the sole source of income for the trust. The trust may be unable to make distributions on the trust preferred securities if Delphi defaults on its senior debt because Delphi’s obligations to pay on the notes and the guarantee are subordinate to its payment obligations under its senior debt.

      Because of the subordinated nature of the guarantee and the notes, Delphi (i) will not be permitted to make any payments of principal, including redemption payments, or interest on the notes if it defaults on its senior debt, as described under “Description of the Notes — Subordination” in this prospectus supplement and “Description of Debt Securities — Subordination” in the accompanying prospectus, (ii) will not be permitted to make payments on the guarantee if it defaults on any of its other liabilities, including senior debt, other than liabilities that are equal with or subordinate to the guarantee by their terms as described under “Description of the Guarantee” in this prospectus supplement, and (iii) must pay all of its senior debt before it makes payments on the guarantee or the notes if it becomes bankrupt, liquidates or dissolves.

      None of the trust preferred securities, the guarantee or the notes limit Delphi’s or its subsidiaries’ ability to incur additional indebtedness, including indebtedness that ranks senior to the notes and the guarantee. As of September 30, 2003, Delphi’s consolidated indebtedness aggregated approximately $2.7 billion, all of which would have ranked senior to the notes and the guarantee. On October 28, 2003, Delphi issued $258 million aggregate principal amount of junior subordinated notes that are held by Delphi Trust I and that support payments on the $250 million aggregate liquidation amount of trust preferred securities issued by Delphi Trust I. The notes held by Delphi Trust I and the related guarantee will rank equally to the notes to be held by the trust and the related guarantee.

The notes and the guarantee will be effectively subordinated to obligations of Delphi’s subsidiaries.

      The notes and the guarantee will be effectively subordinated to all indebtedness and other obligations of Delphi’s subsidiaries. Delphi’s subsidiaries are separate legal entities and have no obligation to pay, or make funds available to pay, any amounts due on the notes, the trust preferred securities or the guarantee.

The guarantee only guarantees payments on the trust preferred securities if the trust has cash available.

      If Delphi fails to make payments on the notes, the trust will be unable to make the related distribution, redemption or liquidation payments on the trust preferred securities to you. In those circumstances, you cannot rely on the guarantee for payments of those amounts. Instead, if Delphi is in default under the notes, you may rely on the property trustee of the trust to enforce the trust’s rights under the notes or directly sue Delphi or seek other remedies to collect your pro rata share of payments owed.

Delphi’s right to defer interest payments on the notes has tax consequences for you.

      Delphi can, on one or more occasions, defer interest payments on the notes for up to five years at any time unless an event of default under the notes has occurred and is continuing. Delphi cannot, however, defer interest payments beyond the maturity date of the notes, which is November 15, 2033. Upon the termination of any deferral period and the payment of all amounts then due, Delphi may elect to begin a new deferral period. Consequently, there could be multiple deferral periods of varying lengths throughout the term of the notes. If Delphi defers interest payments on the notes, the trust will also defer distribution payments on the trust preferred securities and the common securities. During a deferral period, distributions will continue to accumulate on the trust preferred securities and the common securities at the then applicable distribution rate. Also, additional distributions will accumulate on any deferred distributions at the then applicable distribution rate, to the extent permitted by law.

      If Delphi defers payments of interest on the notes, you will be required to include accrued interest income for the deferred interest on the notes allocable to your share of trust preferred securities in your gross income for United States federal income tax purposes prior to receiving any cash distributions. In addition, you will not receive cash from the trust related to that income if you sell your trust preferred securities prior to the record date for those distributions. YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE TRUST PREFERRED SECURITIES. Please read the “United States Federal Income Tax Considerations” section in this prospectus supplement for more information regarding the tax consequences of holding and selling the trust preferred securities.

The Internal Revenue Service may disagree with our chosen tax accounting method.

      Subject to the discussion in “United States Federal Income Tax Considerations — Interest Income and Original Issue Discount,” we will take the position that the notes will not be treated as contingent payment debt instruments for tax purposes. It is possible, however, that the IRS could disagree with such treatment and take the position that the notes are contingent payment debt instruments or are subject to other special original issue discount rules upon issuance. In either case, the amount, timing and character of income you recognize for tax purposes may be adversely affected.

Delphi has the option to redeem the notes, thus causing the redemption of your trust preferred securities, without your consent if specified tax events occur that render interest payments on the notes non-deductible or subject the trust to taxation or upon a change in law that could require the trust to register as an investment company under the Investment Company Act.

      If specified tax events occur that render interest payments on the notes non-deductible or subject the trust to taxation or upon a change in law that could require the trust to register as an investment company under the Investment Company Act of 1940, as amended, as more fully described under “Description of the Trust Preferred Securities — Special Event Redemption,” Delphi may redeem the notes, causing the redemption of your trust preferred securities. If Delphi redeems the notes, the trust will use the cash it receives from the redemption of the notes to redeem the trust preferred securities and common securities. The special event redemption price you would receive if Delphi redeems the notes will be (i) prior to November 15, 2008, the greater of (a) $1,000 per trust preferred security, and (b) the Make-Whole Amount, and (ii) on or after November 15, 2008, $1,000 per trust preferred security to be redeemed, in each case plus accrued and unpaid interest to the redemption date, as described under “Description of the Trust Preferred Securities — Special Event Redemption.” If Delphi elects not to redeem the notes upon the occurrence of a tax event, Delphi must pay any increased taxes or expenses of the trust caused by the tax event.

      The redemption of the trust preferred securities would be a taxable event to you for United States federal income tax purposes.

      In addition, you may not be able to reinvest the money that you receive in the redemption at a rate that is equal to or higher than the rate of return on the trust preferred securities.

Delphi may cause the trust preferred securities to be redeemed on or after November 15, 2008 without your consent.

      Delphi may redeem the notes on November 15, 2008 or on any subsequent interest payment date, subject to certain conditions, without your consent. If a redemption occurs, the trust will use the cash it receives from the redemption of the notes to redeem the trust preferred securities and common securities. The redemption price you would receive in that event would be $1,000 per trust preferred security, plus any accumulated and unpaid distributions. Please read “Description of the Trust Preferred Securities — Optional Redemption” in this prospectus supplement. You should assume that Delphi will redeem the notes if it can refinance the notes at a lower interest rate or if it is otherwise in its interest to redeem the notes.

Delphi may dissolve the trust and cause the distribution of the notes for trust preferred securities without your consent which may have adverse tax and other consequences.

      Delphi may dissolve the trust at any time. If that happens, after satisfaction of liabilities to creditors of the trust as provided by applicable law, the trust may redeem the trust preferred securities and the common securities by distributing the notes to you and to Delphi, as holder of the common securities, on a pro rata basis. Under current United States federal income tax laws, a distribution of notes to you on the dissolution of the trust would not be a taxable event to you. A change in law, however, could cause a distribution of notes on the dissolution of the trust to be a taxable event to you.

      Delphi cannot predict the market prices for the notes that may be distributed. Accordingly, any notes you receive on a distribution, or the trust preferred securities you hold pending that distribution, may trade at a discount to the price you paid to purchase the trust preferred securities. In addition, beginning November 15, 2008, the notes will bear interest at a floating rate that will likely vary from the interest rate paid prior to November 15, 2008, which could cause a decline in the market price of the notes or the trust preferred securities.

      The notes will not be listed on any exchange and, if they are distributed, Delphi cannot assure you that a trading market will develop for those securities.

      Because you may receive the notes, you should make an investment decision with regard to the notes in addition to the trust preferred securities. You should carefully review all the information regarding the notes contained in this prospectus supplement and the accompanying prospectus. See “United States Federal Income Tax Considerations — Distribution of the Notes Upon Liquidation of the Trust” for more information.

Trading prices of the trust preferred securities may not reflect the value of accrued but unpaid interest on the notes. Delphi’s right to defer interest payments on the notes may cause the market price of the trust preferred securities to decline.

      The trust preferred securities will be a new series of securities with no established trading market and the trust preferred securities will not be listed on any exchange. Beginning November 15, 2008, the trust preferred securities will accumulate distributions at a floating rate that will likely vary from the distribution rate paid prior to November 15, 2008, which could cause a decline in the market price of the trust preferred securities. In addition, if Delphi defers interest payments on the notes in the future, the market price of the trust preferred securities may not fully reflect the value of accrued but unpaid interest on the notes. The occurrence of one or more deferral periods may also cause additional declines in the market price of the trust preferred securities. If you sell trust preferred securities during a deferral period, you may not receive the same return on your investment as someone who continues to hold trust preferred securities. Delphi’s right to defer interest payments on the notes may mean that the market price for the trust preferred securities will be more volatile than other securities that are not subject to these rights.

Delphi cannot assure you that an active trading market for the trust preferred securities will develop.

      Prior to this offering, there has been no public market for the trust preferred securities and the trust preferred securities will not be listed on any exchange. The underwriters currently plan to make a market in the trust preferred securities, but are not obligated to do so and may discontinue market making at any time. Delphi cannot assure you that an active trading market for the trust preferred securities will develop or be sustained. If a market were to develop, the trust preferred securities could trade at prices that may be higher or lower than their initial public offering price depending upon many factors, including:

•	prevailing interest rates,

•	the spread on Delphi’s senior debt relative to U.S. Government obligations with comparable maturities,

•	Delphi’s operating results, and

•	the market for similar securities.

You will have limited voting rights as a holder of trust preferred securities.

      As a holder of trust preferred securities, you will have limited voting rights relating only to the modification of the trust preferred securities and, in specified circumstances, the exercise of the trust’s rights as holder of the notes and the guarantee trustee’s rights as the holder of the guarantee on your behalf. Except during an event of default with respect to the notes, only Delphi can replace or remove any of the trustees or increase or decrease the number of trustees.

Risks Relating to Delphi

The cyclical nature of automotive production and sales can adversely affect Delphi’s business.

      Delphi’s business is directly related to automotive sales and automotive vehicle production by its customers. Automotive production and sales are highly cyclical and depend on general economic conditions and other factors, including consumer spending and preferences. In addition, automotive production and sales can be affected by labor relations issues, regulatory requirements, trade agreements and other factors. Any significant economic decline that results in a reduction in automotive production and sales by Delphi’s customers can have a material adverse effect on Delphi’s business, results of operations and financial condition.

Delphi depends on GM as a customer and may not be successful at attracting new customers.

      GM accounted for 65% of Delphi’s total net sales in 2002 and 61% for the first nine months of 2003. To compete effectively, Delphi needs to continue to satisfy GM’s pricing, service, technology and increasingly stringent quality and reliability requirements, which, because Delphi is GM’s largest supplier, particularly affect Delphi. Additionally, Delphi’s revenues may be affected by decreases in GM’s business or market share. For these reasons, Delphi cannot provide any assurance as to the amount of its future business with GM. While Delphi intends to continue to focus on retaining and winning GM’s business, Delphi cannot assure you that it will succeed in doing so. To the extent that Delphi does not maintain its existing level of business with GM, Delphi will need to attract new customers or Delphi’s results of operations and financial condition will be adversely affected. Delphi cannot assure you that it will be successful in expanding its existing customer base.

Continued depreciation in the value of the securities held by Delphi’s employee benefit plans and other factors, such as interest rates, could materially increase its pension and other postretirement benefit expense and underfunding levels.

      Delphi sponsors defined benefit pension plans covering certain hourly and salaried employees in the United States. At December 31, 2002, the projected benefit obligation exceeded the market value of plan assets by $4.1 billion. Delphi believes that its recently ratified contract with the UAW will increase the underfunded status of its plans by approximately $0.5 billion and 2004 pension expense by approximately $0.1 billion. Despite the underfunded status of Delphi’s plans, Delphi is not required by employee benefit and tax laws to make contributions prior to 2004. Delphi voluntarily contributed $842 million to its U.S. pension plans to date in 2003 and will voluntarily contribute substantially all of the net proceeds of this offering to its U.S. pension plans. While contributions subsequent to 2003 are dependent on asset returns and a number of other factors, if Delphi makes no further contributions in 2003, it expects to be required by employee benefit and tax laws to make contributions of $1.5 billion through 2005, subject to enactment legislation currently pending in Congress which may reduce these amounts. In addition, changes in interest rates and the market values of the securities held by the plans during 2003 could materially, positively or negatively, change the underfunded status and affect the level of pension expense and required contributions in 2004 and beyond. An increase in the underfunded status of the plans could materially increase Delphi’s pension expense, reduce profitability and adversely affect its access to capital. In addition, Delphi maintains other postretirement benefit plans that are not funded. At December 31, 2002 and 2001, the other postretirement benefit obligations on Delphi’s balance sheet were $5.5 billion and $5.0 billion, respectively. See Delphi’s annual report on Form 10-K for the year ended December 31, 2002 and its Form 10-Q for the quarter ended September 30, 2003 for a further discussion of pension and other postretirement benefit matters.

Delphi may incur material losses and costs as a result of product liability and warranty claims and intellectual property infringement actions that may be brought against it.

      Delphi faces an inherent business risk of exposure to warranty and product liability claims in the event that Delphi’s products fail to perform as expected or such failure of Delphi’s products results, or is alleged to result, in bodily injury and/or property damage. In addition, if any Delphi-designed products are or are alleged to be defective, Delphi may be required to participate in a recall of such products. As suppliers become more integrally involved in the vehicle design process and assume more of the vehicle assembly functions, vehicle manufacturers are increasingly looking to their suppliers for contributions when faced with product liability claims or recalls. In addition, vehicle manufacturers, who have traditionally borne the cost associated with warranty programs offered on their vehicles, are increasingly requiring suppliers to guarantee or warrant their products and may seek to hold Delphi responsible for some or all of the costs related to the repair and replacement of parts supplied by Delphi to the vehicle manufacturer. With respect to intellectual property matters, as Delphi actively pursues additional technological innovation in both automotive and non-automotive industries and enhances its intellectual property portfolio, it incurs ongoing costs to enforce and defend its intellectual property. We also face increasing exposure to the claims of others for infringement of third party intellectual property rights. Delphi cannot ensure that it will not experience any material warranty, product liability or intellectual property claims in the future or that it will not incur significant costs or losses related to such claims. See Delphi’s Form 10-Q for the quarter ended September 30, 2003 and Delphi’s current report on Form 8-K dated November 14, 2003, for a further discussion of pending intellectual property litigation matters. A successful warranty, product liability or intellectual property infringement claim against Delphi in excess of Delphi’s available insurance coverage or established warranty and legal reserves or a requirement that Delphi participate in a product recall may have a material adverse effect on Delphi’s business.

Restrictions in several of Delphi’s labor agreements could limit its ability to pursue restructuring initiatives. Labor strikes, work stoppages or similar difficulties could significantly disrupt its operations.

      On a worldwide basis, Delphi has a concentration of employees working under union collective bargaining agreements with such employees representing approximately 91% of its hourly workforce. Several of these agreements restrict Delphi’s ability to close plants, restructure operations and take other steps to make its business more efficient. Although Delphi believes that its recently negotiated contract with the UAW provides a platform to discuss with the UAW various steps to improve Delphi’s cost structure, the success of Delphi’s global and portfolio restructuring initiatives will depend on its ability to resolve any resultant labor issues with the UAW and the other unions representing its work force. In addition, Delphi’s national collective bargaining agreement with the IUE expires in November 2003. The negotiation of this and other new collective bargaining agreements with labor groups in the future could result in higher labor costs and more restrictive work rules than those currently in effect. A work stoppage could occur as a result of certain types of disputes under Delphi’s existing collective bargaining agreements or in connection with the negotiation of the new collective bargaining agreements. A work stoppage could adversely affect Delphi’s business and disrupt its operations. Certain suppliers and customers of Delphi also have union represented work forces. Work stoppages at Delphi’s key suppliers could have similar consequences if alternative sources are not readily available, and stoppages by employees of Delphi’s customers could result in reduced demand for our own products.

Disruptions in the supply of materials can adversely affect Delphi’s profitability.

      Delphi uses a broad range of materials and supplies, including metals, castings, chemicals and electronic components in its products. A significant disruption in the supply of these materials could decrease production and shipping levels, materially increase Delphi’s operating costs and materially adversely affect its profit margins.

DELPHI TRUST II

      The trust is a statutory trust created on August 25, 2003 under the Delaware Statutory Trust Act, as amended, pursuant to a declaration of trust among Delphi, as sponsor, Bank One Trust Company, N.A. as property trustee, Bank One Delaware, Inc., as Delaware trustee, and two individuals who are officers or employees of Delphi, as administrative trustees. The declaration of trust, as amended at the date of issuance of the trust preferred securities, is referred to in this prospectus supplement as the trust agreement.

      The trust was established solely for the following purposes:

•	to issue the trust preferred securities, which represent undivided beneficial ownership interests in the trust’s assets;

•	to issue common securities to Delphi in a total liquidation amount equal to at least 3% of the trust’s total capital;

•	to purchase, with the proceeds of the issuance and sale of the trust preferred securities and the common securities, the notes issued by Delphi; and

•	to engage in other activities that are necessary or incidental to the activities described above.

      Pursuant to the trust agreement, there are four trustees of the trust. There are two administrative trustees who are individuals who are executive officers of Delphi. The third trustee, the property trustee, is Bank One Trust Company, N.A., which is a financial institution that is unaffiliated with Delphi. The fourth trustee, the Delaware trustee, is Bank One Delaware, Inc., which is an affiliate of Bank One Trust Company, N.A. and an entity that maintains its principal place of business in the State of Delaware. Bank One Trust Company, N.A. is also acting as the guarantee trustee under the guarantee and as the indenture trustee under the indenture governing the notes.

      The property trustee holds legal title to the notes for the benefit of the holders of the trust preferred securities and the common securities of the trust, and the property trustee has the power to exercise all rights, powers and privileges under the indenture as the holder of the notes. In addition, the property trustee maintains exclusive control of a segregated non-interest bearing bank account to hold all payments made in respect of the notes for the benefit of the holders of the trust preferred securities and the common securities of the trust. The guarantee trustee holds the guarantee for the benefit of the holders of the trust preferred securities of the trust. Delphi is obligated to pay all fees and expenses related to the trust. See “Description of the Trust Preferred Securities — Expenses of the Trust.”

      Because the trust was established only for the purposes listed above, the notes will be the trust’s sole assets. Payments on the notes will be the trust’s sole source of income. The trust will only issue one series of trust preferred securities.

      As described in the prospectus, Delphi has created three additional statutory trusts one of which has preferred securities outstanding and two of which may issue preferred securities at any time in the future. Delphi has issued $258 million aggregate principal amount of junior subordinated notes to support the outstanding trust preferred securities of Delphi Trust I, and it may issue additional subordinated notes and guarantees, all of which do or will rank equally with the junior subordinated notes and guarantees, respectively, of the trust preferred securities offered hereby.

ACCOUNTING TREATMENT

      The trust is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than its holding as trust assets the junior subordinated notes and the issuing of the trust preferred securities and the common securities. Further, 100% of the outstanding voting securities of the trust will be owned by us. The guarantee, together with Delphi’s obligations under the junior subordinated notes and related agreements and instruments, constitute a full and unconditional guarantee on a subordinated basis by Delphi of payments due on the trust preferred securities. For financial reporting purposes, Delphi expects that, although the trust will be a subsidiary of Delphi, its accounts will not be included in Delphi’s consolidated financial statements and no separate financial statements for any of the trusts have been included or incorporated by reference herein. In addition, we do not expect that the trust will be subject to the information reporting and governance requirements of the Securities Exchange Act of 1934 or the New York Stock Exchange.

      In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46, Consolidation of Variable Interest Entities, or FIN 46, which has raised questions about whether entities similar to the trust should be treated as consolidated subsidiaries of the companies that use them to issue trust preferred securities. A variable interest entity does not share economic risk and reward through typical equity ownership arrangements. Instead, contractual or other relationships re-distribute economic risks and rewards among equity holders and other parties. Once an entity is determined to be a variable interest entity, it may be consolidated only by the party with the controlling financial interest, the primary beneficiary. FIN 46 also requires disclosures regarding significant relationships with variable interest entities, whether or not consolidated.

      Delphi currently expects that the trust will be considered a variable interest entity, of which Delphi is not the primary beneficiary. After the offering, the trust will have outstanding the trust preferred securities offered hereby with an aggregate liquidation preference of $150 million. The sole assets of the trust will be $155 million principal amount of Delphi’s adjustable rate junior subordinated notes due 2033. Following the offering and starting in the fourth quarter, we currently expect that our obligation represented by the junior subordinated notes will be reported as a component of long-term debt on our consolidated balance sheet and as a component of interest expense on our statement of income. The FASB has indicated that it expects to provide additional guidance for the interpretation and application of FIN 46 and may modify certain of its provisions which could impact the accounting treatment of the trust. The fact that the financial statements of the trust will not be consolidated with those of Delphi will not change the trust’s obligations to its preferred security holders or Delphi’s obligations to the trust.

USE OF PROCEEDS

      The proceeds to the trust from the sale of the trust preferred securities offered hereby are expected to be $150 million.

      The proceeds from this offering will be paid to Delphi in exchange for the notes. In addition to the proceeds, Delphi will receive 4,640 shares of common securities in the trust in exchange for the notes. Delphi will pay all expenses and the underwriting commission relating to the offering to the public. After payment of underwriting commission and expenses, Delphi will contribute substantially all of the remaining cash proceeds it receives from the trust, estimated to be $148.1 million, to its pension plans. Pending such investment, Delphi may use the proceeds to repay short-term borrowings used for working capital purposes that have an average interest rate of 1.5% per annum.

CAPITALIZATION

      Set forth below is the historical capitalization of Delphi on a consolidated basis at September 30, 2003, as adjusted for the issuance of $258 million of 8.25% junior subordinated notes to Delphi Trust I on October 28, 2003, and as adjusted to give effect to the issuance of the notes and the use of proceeds from the offering of the trust preferred securities by the trust. The following table reflects the application of FIN 46 as described in “Accounting Treatment” in this prospectus supplement. You should read the information set forth below in conjunction with “Accounting Treatment” and “Selected Financial Data,” which appears elsewhere in this prospectus supplement, and our consolidated financial statements, including the notes thereto, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	September 30, 2003

	Actual	As Adjusted(1)	As Adjusted(2)

	(in millions)

Notes payable and current portion of long-term debt	$709	$709	$709

Long-term debt	2,025	2,025	2,025

8.25% junior subordinated notes due 2033	—	258	258

Adjustable rate junior subordinated notes due 2033	—	—	155

Total debt	2,734	2,992	3,147

Stockholders’ Equity:

Common stock, $0.01 par value, 1,350 million shares authorized and 565 million shares issued and outstanding	6	6	6

Additional paid-in capital	2,466	2,466	2,466

Retained earnings	1,273	1,273	1,273

Minimum pension liability	(2,098)	(2,098)	(2,098)

Accumulated other comprehensive loss, excluding pension liability	(319)	(319)	(319)

Treasury stock, at cost, 4.7 million shares	(76)	(76)	(76)

Total stockholders’ equity	1,252	1,252	1,252

Total capitalization	$3,986	$4,244	$4,399

(1)	Reflects the sale of Delphi Trust I preferred securities and issuance of $258 million of 8.25% junior subordinated notes to Delphi Trust I on October 28, 2003.

(2)	Reflects the effect of the issuance of the notes and the use of proceeds of the trust preferred securities offered hereby.

SELECTED FINANCIAL AND OTHER DATA

      The following selected financial data reflects Delphi’s results of operations and cash flows. Selected financial data for 1998 reflects the historical results of operations and cash flows of the businesses that were considered part of the Delphi business sector of GM at that time and does not necessarily reflect what Delphi’s financial position and results of operations would have been had Delphi operated as a separate, stand-alone entity during that year. The historical consolidated statement of income data for 1998 does not reflect many significant changes that have occurred in Delphi’s operations and funding as a result of its separation from GM and its initial public offering. The historical consolidated balance sheet data in 1998 reflects the assets and liabilities transferred to Delphi in accordance with the terms of the agreement governing its separation from GM. The selected financial data should be read in conjunction with, and are qualified by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included in Delphi’s Annual Report on Form 10-K for the year ended December 31, 2002 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited consolidated financial statements and notes thereto included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. The financial information presented may not be indicative of future performance.

	Nine Months
	Ended	Year Ended December 31,
	September 30,
	2003	2002	2001	2000	1999	1998

	(in millions, except per share amounts)

Statement of Income Data:(1)

Net sales	$20,839	$27,427	$26,088	$29,139	$29,192		$28,479

Operating expenses:

Cost of sales, excluding items listed below	18,593	24,014	23,216	24,744	25,035		26,135

Selling, general and administrative	1,187	1,510	1,470	1,715	1,619		1,463

Depreciation and amortization(2)	839	988	1,150	936	856		1,102

Employee and product line charges	348	225	536	—	—		—

Acquisition-related in-process research and development	—	—	—	51	—		—

Operating income (loss)	(128)	690	(284)	1,693	1,682		(221)

Interest expense	(138)	(191)	(222)	(183)	(132)		(277)

Other income (expense), net	12	32	(22)	157	171		232

Income (loss) before income taxes	(254)	531	(528)	1,667	1,721		(266)

Income tax expense (benefit)	(116)	188	(158)	605	638		(173)

Net income (loss)	$(138)	$343	$(370)	$1,062	$1,083		$(93)

Basic earnings (loss) per share	$(0.25)	$0.61	$(0.66)	$1.89	$1.96		$(0.20)

Diluted earnings (loss) per share	$(0.25)	$0.61	$(0.66)	$1.88	$1.95		$(0.20)

Cash dividends declared per share(3)	$0.21	$0.28	$0.28	$0.28	$0.21	$	N/A

Ratio of earnings to fixed charges(4)	N/A	3.0	N/A	7.9	10.6		N/A

Statement of Cash Flows Data:

Cash provided by (used in) operating activities(5)	$536	$2,073	$1,360	$268	$(1,214)		$849

Cash used in investing activities	(668)	(981)	(1,353)	(2,054)	(1,055)		(1,216)

Cash (used in) provided by financing activities	(174)	(791)	13	1,094	2,878		384

Other Financial Data:

EBITDA(6)	$708	$1,689	$811	$2,739	$2,613		$1,056

Balance Sheet Data:

Total assets	$19,934	$19,316	$18,602	$18,521	$18,350		$15,506

Total debt	2,734	2,766	3,353	3,182	1,757		3,500

Stockholders’ equity	1,252	1,279	2,312	3,766	3,200		9

(1)	Delphi became a separate company in 1999. The data for 1998 represent results when Delphi was an operating sector within GM.

(2)	Effective January 1, 2002, Delphi adopted Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” and no longer amortizes purchased goodwill.

(3)	Because Delphi became a public company on February 5, 1999, dividend data for 1998 is not applicable. Due to the timing of Delphi’s separation from GM, only three quarters of dividends were paid in 1999.

(4)	Fixed charges exceeded earnings by $283 million, $561 million and $320 million for the nine months ended September 30, 2003, and the years ended December 31, 2001 and 1998, respectively, resulting in a ratio of less than one.

(5)	In 2002, cash provided by operating activities includes the sale of accounts receivable of approximately $639 million, primarily in the United States. Excluding these transactions, on a comparable basis with prior years, cash provided by operating activities would have been $1,434 million.

(6)	“EBITDA” is defined as earnings before provision for interest expense and interest income, income taxes, depreciation and amortization. EBITDA is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with generally accepted accounting principles, but because Delphi believes it is a widely accepted indicator of our ability to incur and service debt. EBITDA does not give effect to cash used for debt service requirements and thus does not reflect funds available for dividends, reinvestment or other discretionary uses. In addition, EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.

      The following is the calculation of EBITDA:

	Nine Months
	Ended	Year Ended December 31,
	September 30,
	2003	2002	2001	2000	1999	1998

	(in millions)

Net income (loss)	$(138)	$343	$(370)	$1,062	$1,083	$(93)

Interest expense	138	191	222	183	132	277

Interest income, included in Other income (expense), net	(15)	(21)	(33)	(47)	(96)	(57)

Income taxes	(116)	188	(158)	605	638	(173)

Depreciation and amortization	839	988	1,150	936	856	1,102

EBITDA	$708	$1,689	$811	$2,739	$2,613	$1,056

      The following is the reconciliation of cash provided by (used in) operating activities to EBITDA:

	Nine Months
	Ended	Year Ended December 31,
	September 30,
	2003	2002	2001	2000	1999	1998

	(in millions)

Cash provided by (used in) operating activities	$536	$2,073	$1,360	$268	$(1,214)	$849

Interest expense	138	191	222	183	132	277

Interest income	(15)	(21)	(33)	(47)	(96)	(57)

Income taxes net of change in deferred income taxes	122	152	198	199	693	(296)

Restructuring, venture impairments, and acquisition-related in-process research and development	(348)	(225)	(610)	(51)	—	—

Net changes in operating assets and liabilities	275	(481)	(326)	2,187	3,098	283

EBITDA	$708	$1,689	$811	$2,739	$2,613	$1,056

DESCRIPTION OF THE TRUST PREFERRED SECURITIES

      This description summarizes the material terms of the trust preferred securities as and when issued, and the material provisions of documents described below and adds information to the descriptions of the general terms and provisions of trust preferred securities in the prospectus. If this description differs in any way from the general description in the prospectus, you should rely on this description. This description is subject to, and is qualified in its entirety by reference to, all of the provisions of the documents described below (including the definitions of certain terms contained in such documents), forms of which are filed as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

General

      The trust agreement authorizes the administrative trustees, on behalf of the trust, to issue the trust preferred securities and the common securities, which are together referred to in this prospectus supplement as the trust securities. The trust securities represent undivided beneficial interests in the assets of the trust. Delphi will own all of the common securities. The common securities rank equally with the trust preferred securities, the terms of the common securities are substantially identical to those of the trust preferred securities and payments to Delphi on the common securities are to be made on a proportionate basis with the trust preferred securities, except in each case as described below under “— Subordination of Common Securities.” Legal title to the notes is held by the property trustee in trust for the benefit of the holders of the trust securities.

      The trust agreement does not permit the trust to issue any securities other than the trust preferred securities and the common securities or to incur any indebtedness. Delphi has guaranteed on a subordinated basis the payment of distributions by the trust, and payments upon redemption of the trust preferred securities or liquidation of the trust, to the extent the trust has funds available to make these payments, as described under “Description of the Guarantee.” The guarantee is held by the guarantee trustee for the benefit of the holders of the trust preferred securities. The guarantee does not cover payment of distributions when the trust does not have sufficient available funds to pay such distributions. The remedy of a holder of trust preferred securities in such an event is as described below under “— Enforcement of Certain Rights by Holders of Trust Preferred Securities” and “Description of the Guarantee — Events of Default; Enforcement of Certain Rights by Holders of Trust Preferred Securities.”

Distributions

General

      The initial distribution rate on the trust preferred securities from the issue date through November 15, 2008, or the fixed rate period, will be 6.197% per annum. Distributions on the trust preferred securities during the fixed rate period will be payable semiannually in arrears on May 15 and November 15 of each year, commencing on May 15, 2004. If the trust preferred securities are not redeemed on or prior to November 15, 2008, distributions on the trust preferred securities will thereafter be payable at the floating rate determined in the manner described below. Floating rate distributions on the trust preferred securities will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on February 15, 2009. Distributions not paid on a distribution payment date will accumulate additional distributions (to the extent permitted by law) compounded semiannually at the fixed rate or quarterly at the floating rate, as applicable, then in effect.

      If any distribution payment date during the fixed rate period is not a business day, then distributions will be payable on the first business day following such distribution payment date with the same force and effect as if payment was made on the date such payment was originally payable unless that business day is in the next calendar year, in which case distributions will be payable on the first business day immediately prior to such distribution payment date. If any distribution payment date during the floating rate period is not a business day, then distributions will be payable on the first business day following such distribution payment date and distributions shall accrue to the actual payment date.

      Distributions on the trust preferred securities are payable to the holders thereof as they appear on the register of the trust at the close of business on the relevant record date, which shall be the fifteenth day (whether or not a business day) next preceding the relevant distribution date. As long as the trust preferred securities remain in book-entry form, subject to any applicable laws and regulations and the provisions of the trust agreement, each such payment will be made as described below under “— Form, Transfer, Exchange and Book-Entry Procedures.”

      The amount of distributions per trust preferred security payable on each semiannual distribution payment date relating to the fixed rate period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of distributions per trust preferred security on each quarterly distribution payment date relating to the floating rate period will be computed by multiplying the per annum distribution rate in effect for such distribution period by a fraction, the numerator of which will be the actual number of days in such quarterly distribution period (or portion thereof) (determined by including the first day thereof and excluding the last day thereof) and the denominator of which will be 360, and multiplying the rate so obtained by $1,000.

      Distributions on the trust preferred securities must be paid on the distribution payment dates to the extent that the trust has funds on hand available for the payment of such distributions. The trust’s funds available for distribution to the holders of the trust preferred securities will be limited to payments received under the notes. See “Description of the Notes” in this prospectus supplement. If Delphi does not make interest payments on such notes, the property trustee will not have funds available to pay distributions on the trust preferred securities. The payment of distributions (if and to the extent the trust has funds on hand available for the payment of such distributions and cash sufficient to make such payments) is guaranteed by Delphi on a limited and subordinated basis as described under “Description of the Guarantee” in this prospectus supplement.

Determining the Floating Rate

      The calculation agent shall calculate the floating rate and the amount of distributions payable on each quarterly distribution payment date relating to the floating rate period. Promptly upon such determination, the calculation agent shall notify Delphi, the indenture trustee and the property trustee, if the property trustee or the indenture trustee is not then serving as the calculation agent, of the floating rate for the new quarterly distribution period. The floating rate determined by the calculation agent, absent manifest error, shall be binding and conclusive upon the beneficial owners and holders of the trust preferred securities, Delphi and the trustees of the trust. Bank One Trust Company, N.A. will initially act as calculation agent.

      Except as provided below, the floating rate for any quarterly distribution period will be equal to the Adjustable Rate plus 3.000% per annum (the “Credit Spread”). The “Adjustable Rate” for any distribution period will be equal to the greatest of (a) the 3-month LIBOR Rate, (b) the 10-year Treasury CMT and (c) the 30-year Treasury CMT (each as defined below and collectively referred to as the “Benchmark Rates”) for such quarterly distribution period. In the event that the calculation agent determines in good faith that for any reason:

•	any one of the Benchmark Rates cannot be determined for any distribution period, the Adjustable Rate for such distribution period will be equal to the higher of whichever two of such rates can be so determined;

•	only one of the Benchmark Rates can be determined for any distribution period, the Adjustable Rate for such distribution period will be equal to whichever such rate can be so determined; or

•	none of the Benchmark Rates can be determined for any distribution period, the Adjustable Rate for the preceding distribution period will be continued for such distribution period.

      The “3-month LIBOR Rate” means, for each distribution period, the arithmetic average of the two most recent weekly quotes for deposits for U.S. dollars having a term of three months, as published on the first business day of each week during the relevant Calendar Period (as defined below) immediately preceding the distribution period for which the floating rate is being determined. Such quotes will be taken from Telerate Page 3750 at approximately 11:00 a.m. London time on the relevant date. If such rate does not appear on Telerate Page 3750 on the relevant date, the 3-month LIBOR Rate will be the arithmetic mean of the rates quoted by three major banks in New York City selected by the calculation agent, at approximately 11:00 a.m., New York City time, on the relevant date for loans in U.S. dollars to leading European banks for a period of three months.

      The “10-year Treasury CMT” means the rate determined in accordance with the following provisions:

•	With respect to any distribution determination date and the distribution period that begins immediately thereafter, the 10-year Treasury CMT means the rate displayed on Telerate Page 7051 under the caption “. . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 p.m.”, under the column for the Designated CMT Maturity Index (as defined below).

•	If such rate is no longer displayed on the relevant page, or is not so displayed by 3:00 p.m., New York City time, on the applicable distribution determination date, then the 10-year Treasury CMT for such distribution determination date will be such treasury constant maturity rate for the Designated CMT Maturity Index as is published in H.15(519).

•	If such rate is no longer displayed on the relevant page, or if not published by 3:00 p.m., New York City time, on the applicable distribution determination date, then the 10-year Treasury CMT for such distribution determination date will be such constant maturity treasury rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the applicable distribution determination date with respect to such distribution reset date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Telerate Page 7051 and published in H.15(519).

•	If such information is not provided by 3:00 p.m., New York City time, on the applicable distribution determination date, then the 10-year Treasury CMT for such distribution determination date will be calculated by the calculation agent and will be a yield to maturity, based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 p.m., New York City time, on the distribution determination date reported, according to their written records, by three leading primary United States government securities dealers in The City of New York (each, a “Reference Dealer”) selected by the calculation agent (from five such Reference Dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States (“Treasury Debentures”) with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year.

•	If the calculation agent is unable to obtain three such Treasury Debentures quotations, the 10-year Treasury CMT for the applicable distribution determination date will be calculated by the calculation agent and will be a yield to maturity based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 p.m., New York City time, on the applicable distribution determination date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Debentures with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million.

•	If three or four (and not five) of such Reference Dealers are quoting as set forth above, then the 10-year Treasury CMT will be based on the arithmetic mean of the offered rates obtained and neither the highest nor lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the calculation agent are quoting as set forth above, the 10-year Treasury CMT with respect to the applicable distribution determination date will remain the 10-year Treasury CMT for the immediately preceding distribution period. If two Treasury Debentures with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, then the quotes for the Treasury Debentures with the shorter remaining term to maturity will be used.

      The “30-year Treasury CMT” has the meaning specified under the definition of 10-year Treasury CMT, except that the Designated CMT Maturity Index for the 30-year Treasury CMT shall be 30 years.

      The 3-month LIBOR Rate, the 10-year Treasury CMT and the 30-year Treasury CMT shall each be rounded to the nearest hundredth of a percent.

      The floating rate with respect to the each quarterly distribution period will be calculated as promptly as practicable by the calculation agent according to the appropriate method described above.

      “Calendar Period” means a period of 180 calendar days.

      “Designated CMT Maturity Index” means the original period to maturity of the U.S. Treasury securities (10 years) with respect to which the 10-year Treasury CMT will be calculated.

      “Telerate Page 3750” means the display designated on page 3750 on MoneyLine Telerate (or such other page as may replace the 3750 page on the service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. Dollars deposits).

      “Telerate Page 7051” means the display on MoneyLine Telerate (or any successor service), on such page (or any other page as may replace such page on that service), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519).

Deferred Distributions

      Delphi has the right under the subordinated indenture to defer payments of interest on the notes by extending the interest payment period from time to time on the notes which, if exercised, would defer distributions on the trust preferred securities during such deferral period. During any deferral period, distributions will continue to accrue on the trust preferred securities at the then applicable distribution rate. If Delphi elects to defer interest during the fixed rate period, distributions will continue to accrue at the fixed rate until the expiration of the fixed rate period and thereafter will accrue at the floating rate; provided that such floating rate shall not be less than the fixed rate for the fixed rate period just ended. If Delphi elects to defer interest during the floating rate period, distributions will continue to accrue at the applicable floating rate, reset quarterly.

      A deferral period shall not extend beyond the redemption date of the notes. Prior to the termination of any deferral period, Delphi may further defer payments of interest provided that the deferral period, together with all such previous and further extensions thereof, may not exceed five (5) years. Delphi may only terminate a deferral period on the last day of a distribution period. Upon the termination of any deferral period and the payment of all amounts then due, Delphi may select a new deferral period, subject to the above requirements. There could be multiple deferral periods of varying lengths throughout the term of the notes. Any deferral period with respect to payment of interest on the notes will also apply to distributions with respect to the trust preferred securities and all other securities with similar terms.

      Deferred installments of interest on the notes will bear interest, and deferred distributions on the trust preferred securities will accumulate distributions, compounded on each interest or distribution payment date, at a rate per annum equal to the applicable distribution rate on the trust preferred securities. Any deferred distributions and accumulated distributions thereon shall be paid, if funds are legally available therefor, to holders of record of the trust preferred securities as they appear on the books and records of the trust on the applicable record date next preceding the termination of such deferral period. See

“Description of the Notes — Interest” and “— Option to Extend Interest Payment Period” in this prospectus supplement.

      Delphi has no current intention to exercise its right to defer payment of interest on the notes by extending the interest payment period on the notes.

      In the event that Delphi defers payment of interest on the notes, the trust preferred securities will become original issue discount instruments and you will be required to include accrued interest income for the deferred interest amount allocable to your share of trust preferred securities in your gross income for United States federal income tax purposes prior to receiving any cash distributions. See “Risk Factors — Risks Related to the Trust Preferred Securities — Delphi’s right to defer interest payments on the notes has tax consequences for you.”

      If Delphi elects to defer the payment of interest on the notes, it may not declare or pay any dividends, distributions or interest on, or redeem, purchase, acquire or make a liquidation, principal or premium payment with respect to, any of its common stock, preferred stock, or any other securities similar to the trust preferred securities or debt securities ranking equally with or junior to the notes or make any guarantee payments with respect to such securities.

      Notwithstanding the foregoing, Delphi may take any of the following actions during a deferral period:

•	make any dividend, redemption, liquidation, interest, principal or guarantee payment in the form of common stock;

•	repurchases, redemptions or other acquisitions of shares of common stock of Delphi in connection with any employee benefit plans or any other contractual obligation of Delphi, other than a contractual obligation ranking equally with or junior to the notes;

•	make payments under the guarantee in respect of the trust preferred securities;

•	make payments or distributions in connection with a reclassification of Delphi’s capital stock, provided such reclassification does not result in the issuance of securities senior to the notes; and

•	make any payments or distributions in connection with an exchange or conversion of any securities of Delphi for any class or series of Delphi’s capital stock that is junior to the notes (including the purchase of fractional interests thereof).

Special Event Redemption

      Delphi may redeem the notes, at its option, before the maturity of the notes, in whole but not in part, within 90 days after the occurrence of an investment company event or a tax event, as described below, at a special event redemption price equal to:

•	prior to November 15, 2008, the greater of (a) 100% of the principal amount of the notes so redeemed, and (b) the Make-Whole Amount, and

•	on or after November 15, 2008, 100% of the principal amount of the notes so redeemed,

in each case plus any accrued and unpaid interest on the notes to the redemption date.

      The “Make-Whole Amount” means the sum of the present value of 100% of the principal amount of the notes discounted from November 15, 2008, plus the present value of scheduled payments of interest for the Remaining Fixed Rate Period Life (assuming that interest payments are not deferred), calculated by discounting the relevant amounts to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 60 basis points, all as determined by the Quotation Agent.

      “Remaining Fixed Rate Period Life” means the period from the redemption date for the notes to and including November 15, 2008.

      “Quotation Agent” means Citigroup Global Markets Inc. and its successors; provided, however, that if Citigroup Global Markets Inc. ceases to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), Delphi may appoint another Primary Treasury Dealer as Quotation Agent.

      “Treasury Rate” has the meaning specified under the definition of 10-year Treasury CMT, except that (i) the Designated CMT Maturity Index for the Treasury Rate shall be the period to maturity corresponding to the Remaining Fixed Rate Period Life, where if no maturity is within three months before or after the Remaining Fixed Rate Period Life, yields for the two published maturities most closely corresponding to the Remaining Fixed Rate Period Life shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month and (ii) all actions to be performed by the calculation agent with respect to the 10-year Treasury CMT shall be performed by the Quotation Agent with respect to the Treasury Rate.

      Promptly following any such redemption of the notes, the trust will redeem the trust preferred securities and common securities of the trust at a redemption price equal to the special event redemption price of the notes. The common securities will be redeemed on a proportionate basis with the trust preferred securities, except that if a trust agreement event of default has occurred and is continuing, the trust preferred securities will have a priority over the common securities with respect to the redemption price. See “— Trust Agreement Events of Default” below for a description of the events of default provisions of the trust agreement.

      If a tax event occurs and is continuing and Delphi does not elect to redeem the notes or distribute the notes in liquidation of the trust (see “— Distribution of Notes”), Delphi will pay all additional taxes and other expenses of the trust (see “Description of the Trust Preferred Securities — Expenses of the Trust”), so that the amount of distributions then due and payable by the trust on the outstanding trust preferred securities will not be reduced as a result of any additional taxes and other expenses to which the trust has become subject as a result of a tax event.

      A “tax event” means the receipt by the property trustee, on behalf of the trust, of an opinion of counsel, rendered by a law firm having a recognized national tax and securities law practice (which opinion shall not have been rescinded by such law firm), to the effect that, as a result of:

•	any amendment to, or change, including any announced prospective change, in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or

•	as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations,

which amendment or change is effective or such pronouncement or decision is announced on or after the date of this prospectus supplement, there is more than an insubstantial risk that:

•	the trust is, or within 90 days of the date thereof will be, subject to United States federal income tax with respect to income received or accrued on the notes,

•	interest payable by Delphi on such notes is not, or within 90 days of the date thereof will not be, deductible by Delphi, in whole or in part, for United States federal income tax purposes, or

•	the trust is, or within 90 days of the date thereof will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

      An “investment company event” means the receipt by the property trustee, on behalf of the trust, of an opinion of counsel, rendered by a law firm having a recognized national securities law practice (which opinion shall not have been rescinded by such law firm), to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority effective on or after the date of this prospectus supplement, there is more than an insubstantial risk that the trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act.

Optional Redemption

      Except as provided below under “— Mandatory Redemption” and “— Special Event Redemption” above, the trust may not redeem the trust preferred securities before November 15, 2008.

      The trust preferred securities are subject to redemption upon the redemption by Delphi of the notes. The notes may be redeemed, in whole but not in part, at the option of Delphi, on November 15, 2008 and on any subsequent interest payment date. Upon the redemption of the notes, the proceeds from such redemption shall simultaneously be applied to redeem the trust preferred securities and common securities, at a redemption price equal to the liquidation amount of $1,000 plus accumulated and unpaid distributions to the date of redemption. See “Description of the Notes — Optional Redemption; Special Event Redemption” in this prospectus supplement.

Mandatory Redemption

      Upon repayment of the notes at maturity or as a result of the acceleration of the notes upon the occurrence of an indenture event of default described under “Description of Debt Securities — Events of Default” in the accompanying prospectus, the trust shall use the cash it receives to redeem the trust preferred securities and the common securities, subject to the subordination provisions of the common securities described below. In the case of acceleration of the notes, the trust will redeem the trust preferred securities only after it actually receives repayment of the notes.

Redemption Procedures

      The property trustee will give you at least 30, but not more than 60 days’ notice of any redemption of trust preferred securities, which notice will be irrevocable. If the property trustee gives a notice of redemption of the trust preferred securities, then by 12:00 noon, New York City time, on the redemption date, the property trustee will deposit irrevocably with DTC or the securities registrar, as the case may be, funds sufficient to pay the applicable redemption price to the extent Delphi has paid the property trustee a sufficient amount of cash in connection with the related redemption or repayment of the notes. The property trustee will also give DTC or the securities registrar, as the case may be, irrevocable instructions and authority to pay the redemption price to the holders of such trust preferred securities. See “— Form, Transfer, Exchange and Book-Entry Procedures.” If such trust preferred securities are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders thereof upon surrender of their certificates evidencing such trust preferred securities.

      If notice of redemption shall have been given and funds deposited as required, then, upon the date of such deposit, immediately before the close of business on the date of such deposit, distributions will cease to accumulate on the trust preferred securities called for redemption, such trust preferred securities shall no longer be deemed to be outstanding and all rights of the holders of such trust preferred securities so called for redemption will cease, except the right of the holders of such trust preferred securities to receive the redemption price, but without interest on such redemption price.

      If payment of the redemption price in respect of trust preferred securities called for redemption is improperly withheld or refused and not paid either by the trust or by Delphi pursuant to the guarantee as described under “Description of the Guarantee,” distributions on such trust preferred securities will continue to accumulate at the then applicable distribution rate, from the redemption date originally established by the trust to the date such redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

      Subject to applicable law including, without limitation, United States federal securities law, Delphi or its subsidiaries may at any time and from time to time purchase outstanding trust preferred securities by tender, in the open market or by private agreement.

      Payment of the redemption price on the trust preferred securities and any distribution or exchange of notes to holders of trust preferred securities shall be made to the applicable record holders thereof as they appear on the register for such trust preferred securities on the relevant record date, which shall be the fifteenth day (whether or not a business day) before the redemption date or liquidation date, as applicable.

Distribution of Notes

      At any time, Delphi has the right to dissolve the trust and, after satisfaction of the liabilities of creditors of the trust as provided by applicable law, cause the notes to be distributed to the holders of the trust preferred securities and common securities in liquidation of the trust.

      In the opinion of Shearman & Sterling LLP, the trust will be treated as a grantor trust for United States federal income tax purposes and not as an association taxable as a corporation and assuming, as expected, the trust maintains such status, a distribution of the notes would not be a taxable event to the trust and holders of the trust preferred securities. Should there be a change in law, or a tax event with respect to the trust, however, the distribution could be a taxable event to holders of the trust preferred securities. See “United States Federal Income Tax Considerations — Distribution of the Notes Upon Liquidation of the Trust.”

      After the liquidation date fixed for any distribution of the notes:

•	the trust preferred securities will no longer be deemed to be outstanding;

•	DTC or its nominee, as the record holder of such trust preferred securities, will receive a registered global certificate or certificates representing the notes to be delivered upon such distribution; and

•	any certificates representing such trust preferred securities not held by DTC or its nominee will be deemed to represent the notes having a principal amount equal to the liquidation amount of such trust preferred securities, and bearing accumulated and unpaid interest in an amount equal to the accumulated and unpaid distributions on such trust preferred securities until such certificates are presented to the property trustee for transfer or reissuance.

      For a description of DTC and the terms of the depository arrangements, see “— Form, Transfer, Exchange and Book-Entry Procedures” and “— Certain Book-Entry Procedures for Global Certificates” below.

Liquidation Distribution Upon Dissolution

      In the event of any voluntary or involuntary liquidation, termination, dissolution or winding up of the trust, any of which are referred to as a liquidation, the holders of the trust preferred securities at that time will be entitled to receive out of the assets of the trust, after satisfaction of liabilities to creditors as provided by applicable law, distributions in an amount equal to the aggregate of the stated liquidation amount of $1,000 per trust preferred security plus accumulated and unpaid distributions to the date of payment, unless, in connection with the liquidation, notes in an aggregate principal amount equal to the aggregate stated liquidation amount of the trust preferred securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on such trust preferred securities, have been distributed on a proportionate basis to the holders of trust preferred securities in exchange for such trust preferred securities. See “— Distribution of Notes.”

      If, upon any liquidation, the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay it in full, then the trust will pay the amounts on a proportionate basis. The holder(s) of the common securities will be entitled to receive liquidation distributions upon any such liquidation on a proportionate basis with the holders of the trust preferred securities, except that if a trust agreement event of default has occurred and is continuing, the trust preferred securities shall have a priority over the common securities in those liquidation distributions. See “— Subordination of Common Securities” below.

      Pursuant to the trust agreement, the trust shall automatically dissolve upon expiration of its term on November 15, 2033 and shall also dissolve on the first to occur of:

•	certain events of bankruptcy, dissolution or liquidation of Delphi;

•	written direction by Delphi, as sponsor, to the property trustee to dissolve the trust (which direction is optional and wholly within the discretion of Delphi, as sponsor) and, after satisfaction of liabilities to creditors of the trust as provided by applicable law, to distribute the notes to the holders of the trust preferred securities;

•	the redemption of all of the trust preferred securities and common securities; and

•	the entry by a court of competent jurisdiction of an order for the dissolution of the trust.

Subordination of Common Securities

      Payment of distributions on, and the redemption price of, the trust preferred securities and common securities of the trust shall be made on a proportionate basis based on the liquidation amount of such trust preferred securities; provided, however, that if on any distribution date or redemption date a trust agreement event of default, as described below, shall have occurred and be continuing,

•	no payment of any distribution on, or redemption price of, any of the common securities of the trust, and no other payment on account of the redemption, liquidation or other acquisition of such common securities, shall be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding trust preferred securities for all distribution periods ending on or before such distribution date or redemption date, or in the case of payment of the redemption price the full amount of such redemption price on all of the outstanding trust preferred securities then called for redemption, shall have been made or provided for; and

•	all funds available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the trust preferred securities then due and payable.

      In the case of any trust agreement event of default, Delphi as holder of the common securities will be deemed to have waived any right to act with respect to any such trust agreement event of default until all such trust agreement events of default with respect to the trust preferred securities have been cured, waived or otherwise eliminated. Until all such trust agreement events of default with respect to the trust preferred securities have been cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of the trust preferred securities and not on behalf of Delphi as holder of the common securities, and only the holders of the trust preferred securities will have the right to direct the property trustee to act on their behalf.

Trust Agreement Events of Default

      An event of default under the indenture, referred to in this prospectus supplement as an indenture event of default, constitutes an event of default under the trust agreement with respect to the trust preferred securities. See “Description of Debt Securities — Events of Default” in the accompanying prospectus for a description of these events of default. Any event of default under the trust agreement is referred to in this prospectus supplement as a trust agreement event of default.

      Within ten days after the occurrence of any trust agreement event of default actually known to the property trustee, the property trustee shall transmit notice of such trust agreement event of default to the holders of the trust preferred securities, the administrative trustees and Delphi, as sponsor, unless such trust agreement event of default shall have been cured or waived. Delphi, as sponsor, and the administrative trustees, on behalf of the trust, are required to file annually with the property trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the trust agreement.

      If a trust agreement event of default has occurred and is continuing, the trust preferred securities shall have preference over the common securities upon termination of the trust as described above. See “— Subordination of Common Securities.” The existence of a trust agreement event of default does not entitle the holders of trust preferred securities to accelerate the maturity of the trust preferred securities.

Enforcement of Certain Rights by Holders of Trust Preferred Securities

      If a trust agreement event of default has occurred and is continuing, then a holder of the trust preferred securities will rely on the property trustee to enforce its rights as a holder of the notes against Delphi. In addition, the holders of a majority in aggregate liquidation amount of the trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee under the trust agreement, including the right to direct the property trustee to exercise the remedies available to it as a holder of the notes. No holder of trust preferred securities may institute any action directly against Delphi under the indenture unless:

•	such holder previously shall have given the property trustee written notice of default and continuance thereof; and

•	the holders of not less than 25% in principal amount of the trust preferred securities then outstanding shall have requested the property trustee to institute such action and shall have offered the property trustee reasonable indemnification; and

•	the property trustee shall not have instituted such action within 90 days of such request.

      Notwithstanding the foregoing, if a trust agreement event of default has occurred and is continuing and such event is attributable to the failure of Delphi to pay interest or principal on the notes on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of trust preferred securities may sue Delphi directly to collect its proportionate share of payments owed, without first:

•	directing the property trustee to enforce the terms of the notes;

•	instituting a legal proceeding against Delphi to enforce the property trustee’s rights under the notes; or

•	instituting a legal proceeding against the property trustee or any other person or entity.

      Delphi will be able to set off any payment made to a holder of trust preferred securities against its obligation to make a corresponding payment of principal or interest, as the case may be, on the notes.

Expenses of the Trust

      Pursuant to the trust agreement, Delphi will pay all of the costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of any trust preferred securities the amounts due such holders pursuant to the terms of the trust preferred securities. Such costs, expenses and liabilities shall include any taxes to which the trust may become subject, whether as a result of a tax event or otherwise, other than withholding taxes.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

      The trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, except as described below.

      The trust may, at the request of Delphi, with the consent of the administrative trustees and without the consent of the property trustee, the Delaware trustee or the holders of the trust preferred securities, merge with or into, consolidate, amalgamate, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State, provided that:

•	such successor entity either:

(A) expressly assumes all of the obligations of the trust with respect to the trust preferred securities, or

(B) substitutes for the trust preferred securities other securities having substantially the same terms as the trust preferred securities, referred to as “successor securities,” so long as the successor securities rank the same as the trust preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

•	Delphi expressly appoints a trustee of such successor entity possessing the same powers and duties as the property trustee as the holder of the notes;

•	the trust preferred securities (or any successor securities) are listed, or any successor securities will be listed upon notice of issuance, on any national securities exchange or other organization on which the trust preferred securities are then listed or quoted;

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust preferred securities (including any successor securities) to be downgraded, placed under surveillance or review or withdrawn by any nationally recognized statistical rating organization;

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities, including any successor securities, in any material respect;

•	such successor entity has a purpose identical to that of the trust;

•	before the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, Delphi and the administrative trustees have received an opinion from independent counsel to the trust experienced in such matters to the effect that:

(A) the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities (including any successor securities) in any material respect (other than with respect to any dilution of the holders’ interest in the new entity),

(B) following the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the trust nor such successor entity will be required to register as an “investment company” under the Investment Company Act; and

•	Delphi or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the successor securities at least to the extent provided by the guarantee.

      Notwithstanding the foregoing, the trust shall not, except with the consent of holders of 100% in aggregate liquidation amount of the trust preferred securities, consolidate, amalgamate, merge with or into, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

Voting Rights

      Except as provided below and as otherwise required by law and the trust agreement, the holders of the trust preferred securities have no voting rights.

      The holders of a majority in aggregate liquidation amount of trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee and to direct the exercise of any trust or power conferred upon the property trustee under the trust agreement, including the right to direct the property trustee to exercise the remedies available to it as a holder of the notes. So long as any notes are held by the property trustee, the trustees shall not:

•	direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee or executing any trust or power conferred on the indenture trustee with respect to such notes;

•	waive any past default that is waivable under the indenture;

•	exercise any right to rescind or annul a declaration that the principal of all the notes shall be due and payable; or

•	consent to any amendment, modification or termination of the indenture or the notes where such consent shall be required;

without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding trust preferred securities, except in the case of the last bullet point, which consent, if no trust agreement event of default shall occur and be continuing, shall be of the holders of a majority in aggregate liquidation amount of trust preferred securities and common securities, voting together as a single class.

      However, where a consent under the indenture would require the consent of each holder of notes affected thereby, no such consent shall be given by the property trustee without the prior written consent of each holder of the trust preferred securities. The trustees shall not revoke any action previously authorized or approved by a vote of the holders of the trust preferred securities except by subsequent vote of the holders of the trust preferred securities. The property trustee shall notify each holder of record of the trust preferred securities of any notice of default with respect to the notes.

      In addition to obtaining the consent of the holders of the trust preferred securities and, if applicable, the common securities, prior to taking any such actions, the administrative trustees shall, at Delphi’s expense, obtain an opinion of counsel experienced in such matters stating that the trust will not be classified as an association taxable as a corporation for United States federal income tax purposes as a result of that action.

      A waiver of an indenture event of default will constitute a waiver of the corresponding trust agreement event of default.

      Any required approval or direction of holders of trust preferred securities may be given at a separate meeting of holders of trust preferred securities convened for such purpose, at a meeting of all of the holders of the trust securities or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of trust preferred securities in the manner set forth in the trust agreement.

      No vote or consent of the holders of trust preferred securities is required for the trust to redeem and cancel the trust preferred securities in accordance with the trust agreement.

      Notwithstanding that holders of trust preferred securities are entitled to vote or consent under any of the circumstances described above, any of the trust preferred securities that are owned at such time by Delphi, the administrative trustees or any affiliate of Delphi or any administrative trustee shall, for purposes of such vote or consent, be treated as if such trust preferred securities were not outstanding.

      The procedures by which holders of trust preferred securities may exercise their voting rights are described below. See “— Form, Transfer, Exchange and Book-Entry Procedures.”

      Holders of the trust preferred securities have no rights to appoint or remove the trustees, who may be appointed, removed or replaced solely by Delphi, as the direct or indirect holder of all the common securities.

Amendment of the Trust Agreement

      Delphi and the trustees may amend the trust agreement from time to time, without the consent of the holders of the trust preferred securities:

•	to cure any ambiguity or correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, in each case so long as such amendment does not adversely affect in any material respect the interests of any holder of trust preferred securities;

•	to modify, eliminate or add to any provision of the trust agreement to such extent as shall be necessary to ensure that the trust will be classified for United States federal income tax purposes as a grantor trust or to ensure that the trust will not be required to register as an “investment company” under the Investment Company Act; or

•	to maintain the qualification of the trust agreement under the Trust Indenture Act.

      Any amendments of the trust agreement shall become effective when notice thereof is given to the holders of the trust preferred securities.

      In addition, Delphi and the trustees may amend the trust agreement upon:

•	the consent of holders representing not less than a majority (based upon liquidation amounts) of the outstanding trust preferred securities and common securities, acting as a single class unless such amendment would adversely affect only the trust preferred securities or only the common securities in which case only the affected class would be entitled to vote; and

•	receipt by the trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the trustees in accordance with such amendment will not affect the trust’s status as a grantor trust for United States federal income tax purposes or the trust’s exemption from the status of an “investment company” under the Investment Company Act;

provided, however, that Delphi and the trustees may not amend the trust agreement without the consent of each holder of trust preferred securities if such amendment will change the amount or timing of any distribution on the trust preferred securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust preferred securities as of a specified date, restrict the right of a holder of trust preferred securities to institute suit for the enforcement of any such payment on or after such date or reduce the percentage (in liquidation amount) of holders of trust preferred securities required to consent to an amendment or waiver.

      Any of the trust preferred securities that are owned at such time by Delphi, the administrative trustees or any affiliate of Delphi or any administrative trustee shall, for purposes of any such vote or consent, be treated as if such trust preferred securities were not outstanding.

      If any proposed amendment of the trust agreement provides for, or the trustees otherwise propose to effect, the dissolution, winding-up or termination of the trust, other than pursuant to the terms of the trust agreement, then the holders of the then outstanding trust preferred securities, as a class, are entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of the holders of the majority in aggregate liquidation amount of the trust preferred securities.

Payment and Paying Agency

      The trust will make all payments in respect of the trust preferred securities to DTC or its nominee, as the registered owner of the global certificates representing the trust preferred securities. It is expected that DTC will then make payments to its participants by crediting the relevant accounts at DTC on the applicable distribution dates.

      If the trust preferred securities are not held by DTC, the paying agent shall make all payments in respect of the trust preferred securities by check mailed to the address of the holder entitled thereto as such address shall appear on the security register (as such term is defined in the trust agreement). The paying agent shall initially be Bank One Trust Company, N.A. and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and Delphi. The paying agent shall be permitted to resign as paying agent upon 30 days’ written notice to the property trustee and Delphi. If Bank One Trust Company, N.A. shall no longer be the paying agent, the administrative trustees shall appoint a successor (which shall be a bank or trust company acceptable to the administrative trustees and Delphi) to act as paying agent.

Governing Law

      The trust agreement and the trust preferred securities will be governed by, and construed in accordance with, the laws of the State of Delaware.

Form, Transfer, Exchange and Book-Entry Procedures

      The trust preferred securities will be represented by one or more certificates in registered, global form, referred to in this prospectus as the global certificate. The global certificate will be deposited upon issuance with the property trustee as custodian for DTC, in New York, New York and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Transfers of beneficial interests in the global certificate are subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

      Except as set forth below, the global certificate may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global certificate may not be exchanged for trust preferred securities in certificated form except in the limited circumstances described below under “— Exchanges of Book-Entry Certificates for Certificated Trust Preferred Securities.”

      The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global certificate to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global certificate to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Exchanges of Book-Entry Certificates for Certificated Trust Preferred Securities

      A beneficial interest in a global certificate may not be exchanged for a certificated trust preferred security unless:

•	DTC notifies the trust and Delphi that it is unwilling or unable to continue as depository for the global certificate or has ceased to be a clearing agency registered under the Exchange Act and in either case the trust and Delphi fail to appoint a successor depository within 90 days;

•	Delphi, at its option, notifies the property trustee in writing that it elects to cause the issuance of the trust preferred securities in certificated form; or

•	there shall have occurred and be continuing a trust agreement event of default and the holders of a majority in liquidation amount of the outstanding trust preferred securities determine that the global certificate will be exchangeable for certificated trust preferred securities.

      In all cases, certificated trust preferred securities delivered in exchange for any global certificate or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Certain Book-Entry Procedures for Global Certificates

      The descriptions of the operations and procedures of DTC that follow are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it from time to time. Neither the trust nor Delphi takes responsibility for these operations and procedures, and they urge investors to contact DTC or its participants directly to discuss these matters.

      DTC has advised the trust and Delphi as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

      DTC has advised the trust and Delphi that its current practice, upon the issuance of the global certificate, is to credit, on its internal system, the respective principal amount of the individual beneficial interests represented by the global certificate to the accounts with DTC of the participants through which such interests are to be held. Ownership of beneficial interests in the global certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants and indirect participants (with respect to interests of persons other than participants).

      As long as DTC, or its nominee, is the registered holder of a global certificate, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the trust preferred securities represented by such global certificate for all purposes under the trust agreement and the trust preferred securities. Except in the limited circumstances described above, owners of beneficial interests in a global certificate will not be entitled to have any portions of such global certificate registered in their names, will not receive or be entitled to receive physical delivery of trust preferred securities in definitive form and will not be considered the owners or holders of the global certificate (or any trust preferred securities represented thereby) under the trust agreement or the trust preferred securities.

      Investors may hold their interests in the global certificate directly through DTC, if they are participants in such system, or indirectly through organizations that are participants in such system. Payments of distributions on the global certificates will be made to DTC or its nominee as the registered owner thereof. None of the trust, Delphi, the property trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      The trust and Delphi expect that DTC or its nominee, upon receipt of any payment of distributions in respect of a global certificate representing any trust preferred securities held by it or its nominee, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global certificate for such trust preferred securities as shown on the records of DTC or its nominee. The trust and Delphi also expect that payments by participants to owners of beneficial interests in such global certificate held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in “street name.” Such payments will be the responsibility of such participants.

      Interests in the global certificates will trade in DTC’s settlement system and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

      DTC has advised the trust and Delphi that it will take any action permitted to be taken by a holder of certificates, including the presentation of trust preferred securities for exchange as described below, only at the direction of one or more participants to whose account with DTC interests in the global certificates are credited and only in respect of such portion of the aggregate liquidation amount of the trust preferred securities as to which such participant or participants has or have given such direction.

      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the global certificate among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the trust, Delphi, the property trustee nor any of their respective agents will have any responsibility for the performance by DTC, its participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in the global certificates.

      Redemption notices shall be sent to DTC or its nominee as the registered holder of the trust preferred securities. If less than all of the trust preferred securities are being redeemed, DTC’s current practice is to determine by lot the amount of the interest of each participant to be redeemed.

      Although voting with respect to the trust preferred securities is limited to the holders of record of the trust preferred securities, in those instances in which a vote is required, neither DTC nor its nominee will itself consent or vote with respect to trust preferred securities. Under its usual procedures, DTC would mail an omnibus proxy to the property trustee as soon as possible after the record date. The omnibus proxy assigns DTC’s or its nominee’s consenting or voting rights to those participants to whose accounts such trust preferred securities are credited on the record date and identified in a listing attached to the omnibus proxy.

      Conveyance of notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners of the trust preferred securities and the voting rights of participants, indirect participants and beneficial owners of trust preferred securities will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Delphi, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository).

Transfer Agent, Registrar and Paying Agent

      Bank One Trust Company, N.A. will initially be appointed as transfer agent, registrar and paying agent for the trust preferred securities.

      Registration of transfers or exchanges of trust preferred securities will be effected by or on behalf of the trust without charge, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trust is not required to register or cause to be registered the transfer of the trust preferred securities after such trust preferred securities have been called for redemption.

Information Concerning the Property Trustee

      The property trustee, other than during the occurrence and continuance of a trust agreement event of default, undertakes to perform only such duties as are specifically set forth in the trust agreement. During the occurrence and continuance of a trust agreement event of default, the property trustee undertakes to exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs.

      However, the property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

      If no trust agreement event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of trust preferred securities are entitled under the trust agreement to vote, then the property trustee shall take such action as is directed by Delphi and, if not so directed, shall take such action as it deems necessary and will have no liability except for its own bad faith, negligence or willful misconduct.

      Delphi and certain of its subsidiaries may maintain deposit accounts and banking relationships and conduct other banking and corporate securities transactions with the property trustee or its affiliates in the ordinary course of their businesses.

Miscellaneous

      The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that the trust will not be deemed to be an “investment company” required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the notes will be treated as indebtedness of Delphi for United States federal income tax purposes. In this connection, Delphi and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the trust or the trust agreement, that Delphi and the administrative trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the trust preferred securities.

      Holders of the trust preferred securities have no preemptive or similar rights.

      The trust may not borrow money or issue debt or mortgage or pledge any of its assets.

Agreement by Purchasers of Certain Tax Treatment

      Each purchaser of trust preferred securities, by acceptance of a beneficial interest in the trust preferred securities, agrees to treat the notes as indebtedness for all United States federal, state and local tax purposes.

DESCRIPTION OF THE NOTES

      The notes will be issued under an indenture, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus supplement and accompanying prospectus are a part. This description summarizes the material terms and provisions of the notes and the indenture and is subject to, and is qualified in its entirety by reference to, the indenture. Whenever particular defined terms of the indenture are referred to herein, such defined terms are incorporated by reference herein.

General

      The notes are unsecured and rank junior and subordinate in right of payment to all existing and future senior debt of Delphi. The notes are limited in aggregate principal amount to $154,640,000, such amount being the sum of the aggregate stated liquidation amount of the trust preferred securities and capital contributed by Delphi to purchase the common securities. The entire principal amount of the notes will mature and become due and payable on November 15, 2033. The indenture does not limit the incurrence or issuance of other senior or subordinated debt of Delphi, whether under the indenture relating to the notes or any existing or other indenture that Delphi may enter into in the future or otherwise. See

“— Subordination.” The property trustee will hold legal title to the notes for the benefit of the holders of the trust preferred securities and common securities.

Interest

      Each note shall bear interest at an interest rate equal to the distribution rate payable on the trust preferred securities. The interest periods for which interest is payable shall be the same as the semiannual or quarterly distribution periods for the trust preferred securities. Interest shall be payable on interest payment dates, which shall be the same dates as the distribution payment dates for the trust preferred securities, to the person in whose name such note is registered on the corresponding record date, which shall be the same date as the record date for the trust preferred securities. The interest rate payable on each interest payment date and the length of each interest period shall be determined and shall be computed in the same manner as distributions and distribution periods are computed for the trust preferred securities.

Option to Extend Interest Payment Period

      Delphi shall have the right at any time, and from time to time, to defer payments of interest on the notes by extending the interest payment period for up to five years, but not beyond the redemption date of the notes. During any deferral period, interest will continue to accrue and holders of the notes, or holders of the trust preferred securities while the trust preferred securities are outstanding, will continue to be required to accrue interest income for United States federal income tax purposes. See “United States Federal Income Tax Considerations — Interest Income and Original Issue Discount” in this prospectus supplement.

      If Delphi elects to defer interest during the fixed rate period, interest will continue to accrue at the fixed rate until the expiration of the fixed rate period and thereafter will accrue at the floating rate; provided that such floating rate shall not be less than the fixed rate for the fixed rate period just ended. If Delphi elects to defer interest during the floating rate period, interest will continue to accrue at the applicable floating rate, reset quarterly.

      During any such deferral period, Delphi may not declare or pay any dividends, distributions or interest on, or redeem, purchase, acquire or make a liquidation, principal or premium payment with respect to, any of its common stock, preferred stock, or any other securities similar to the trust preferred securities or debt securities ranking equal in right of payment with or junior to the notes and may not make any guarantee payments with respect thereto.

      Notwithstanding the foregoing, Delphi may take any of the following actions during a deferral period:

•	make any dividend, redemption, liquidation, interest, principal or guarantee payment in the form of common stock;

•	repurchases, redemptions or other acquisitions of shares of common stock of Delphi in connection with any employee benefit plans or any other contractual obligation of Delphi, other than a contractual obligation ranking equally with or junior to the notes;

•	make payments under the guarantee in respect of the trust preferred securities;

•	make payments or distributions in connection with a reclassification of Delphi’s capital stock, provided such reclassification does not result in the issuance of securities senior to the notes; and

•	make any payments or distributions in connection with an exchange or conversion of any securities of Delphi for any class or series of Delphi’s capital stock that is junior to the notes (including the purchase of fractional interests thereof).

      Any deferral period with respect to the payment of interest on the notes will also apply to distributions with respect to the trust preferred securities and all other securities with similar terms. If Delphi decides to defer interest payments on the notes, the deferral period shall not exceed five years. A deferral period shall not extend beyond the redemption date of the notes. Prior to the termination of any deferral period, Delphi may further defer payments of interest, provided that the deferral period, together with all such previous and further extensions thereof, may not exceed five years. Delphi may only terminate a deferral period on the last day of any interest period. Upon the termination of any deferral period and the payment of all amounts then due, Delphi may select a new deferral period, subject to the above requirements. Consequently, there could be multiple deferral periods of varying lengths throughout the term of the notes. No interest shall be due and payable during a deferral period, except at the end thereof, and the failure by Delphi to make interest payments during a deferral period will not constitute a default or an event of default under the indenture or Delphi’s currently outstanding indebtedness.

      If the trust shall be the sole holder of the notes, Delphi shall give the property trustee and the indenture trustee notice of its selection of such deferral period ten business days prior to the earlier of (i) the date the distributions on the trust preferred securities are payable or (ii) the date, if any, the trust is required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the trust preferred securities on the record date or the date such distribution is payable, but in any event not less than one business day prior to such record date. The trust shall give notice of Delphi’s selection of such deferral period to the holders of the trust preferred securities.

      If notes have been distributed to holders of trust preferred securities, Delphi shall give the holders of the notes and the indenture trustee notice of its selection of such deferral period ten business days prior to the earlier of (i) the next succeeding interest payment date or (ii) the date Delphi is required to give notice to the New York Stock Exchange (if the notes are then listed thereon) or other applicable self-regulatory organization or to holders of the notes on the record or payment date of such related interest payment.

Optional Redemption; Special Event Redemption

      Except upon repayment at maturity or as a result of acceleration upon the occurrence of an indenture event of default or pursuant to a tax event or investment company event, Delphi may not redeem the notes before November 15, 2008. Delphi shall have the right to redeem the notes, in whole but not in part, on November 15, 2008 and on each subsequent interest payment date, at a redemption price equal to of 100% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest thereon to the redemption date.

      For so long as the trust is the holder of all the outstanding notes, the proceeds of any such redemption will be used by the trust to redeem trust securities in accordance with their terms. See “Description of the Trust Preferred Securities — Optional Redemption.” Delphi may not, in any case, redeem the notes unless all accrued and unpaid interest thereon has been paid in full on all outstanding notes through the last interest payment date before and including the date of redemption.

      Delphi has the right to redeem the notes, in whole but not in part, upon the occurrence of a tax event or an investment company event at a redemption price equal to:

•	prior to November 15, 2008, the greater of (a) 100% of the principal amount of the notes so redeemed, and (b) the Make-Whole Amount, and

•	on or after November 15, 2008, 100% of the principal amount of the notes so redeemed,

in each case plus any accrued and unpaid interest to the redemption date, at such times and in such manner as described in “Description of the Trust Preferred Securities — Special Event Redemption.”

Redemption Procedures

      Notices of any redemption of the notes and the procedures for such redemption shall be the same as those described for the redemption of the trust preferred securities under “Description of the Trust Preferred Securities — Redemption Procedures.” Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Unless Delphi defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on such notes.

Subordination

      The payment of principal of, premium, if any, and interest on the notes is, to the extent and in the manner set forth in the indenture, subordinate and junior in right of payment to all senior debt of Delphi as described under “Description of Debt Securities — Subordination” in the accompanying prospectus.

      The indenture does not limit the aggregate amount of indebtedness, including senior debt, that may be issued. As of September 30, 2003, Delphi’s consolidated indebtedness aggregated approximately $2.7 billion, all of which would have ranked senior to the notes and the guarantee. On October 28, 2003, Delphi issued $258 million aggregate principal amount of junior subordinated notes that are held by Delphi Trust I and that support payments on the $250 million aggregate liquidation amount of trust preferred securities issued by Delphi Trust I. The notes held by Delphi Trust I and the related guarantee will rank equally to the notes to be held by the trust and the related guarantee. There are no terms in the trust preferred securities, the notes or the guarantee that limit Delphi’s ability to incur additional indebtedness, including indebtedness that ranks senior to or pari passu with the notes and guarantee, or the ability of its subsidiaries to incur additional indebtedness.

Payment and Paying Agents

      If the notes are represented by a global security, Delphi shall make payments on the notes to DTC, as the depository for the notes. Otherwise, payment of principal of and premium, if any, and any interest on the notes will be payable, the transfer of the notes will be registrable, and the notes will be exchangeable for notes of other denominations of a like aggregate principal amount at the corporate office of the indenture trustee in the City of New York or at the office of such paying agent or paying agents as Delphi may designate, except that, at the option of Delphi, payment of any interest may be made:

•	by check mailed to the address of the person entitled thereto as such address shall appear in the security register; or

•	in the case of holders of $10 million or more in aggregate principal amount of notes, by wire transfer to an account maintained by the person entitled thereto as specified in the security register, provided that proper transfer instructions have been received by the regular record date (as such term is defined in the indenture).

      Payment of any interest on notes will be made to the person in whose name such notes are registered at the close of business on the regular record date for such interest. The regular record date for the interest payable on any interest payment date shall be the fifteenth day, whether or not a business day, next preceding such interest payment date, subject to certain exceptions. Delphi may at any time designate additional paying agents or rescind the designation of any paying agent.

      Any monies deposited with the indenture trustee or any paying agent, or then held by Delphi in trust, for the payment of the principal of and premium, if any, or interest on any notes and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall, at the request of Delphi, be repaid to Delphi and the holder of such notes shall thereafter look, as a general unsecured creditor, only to Delphi for payment thereof.

Governing Law

      The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Global Securities

      If distributed to holders of the trust preferred securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of the trust, the notes will be issued in the same form as the trust preferred securities that such notes replace. Any global certificate will be replaced by one or more global securities each of which is referred to herein as a global security, registered in the name of DTC or its nominee. Except under the limited circumstances described below, the notes represented by the global security will not be exchangeable for, and will not otherwise be issuable as, notes in definitive form. The global security may not be transferred except by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depository or its nominee. For a description of DTC and the specific terms of the depository arrangements, see “Description of the Trust Preferred Securities — Form, Transfer, Exchange and Book-Entry Procedures.”

      Except as provided below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of notes in definitive form and will not be considered the holders thereof for any purpose under the indenture. Accordingly, each beneficial owner of trust preferred securities must rely on the procedures of DTC or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

      The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a global security.

      None of Delphi, the indenture trustee, any paying agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security representing such notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      A global security shall be exchangeable for notes registered in the names of persons other than DTC or its nominee only if:

•	DTC notifies Delphi that it is unwilling or unable to continue as a depository for such global security or has ceased to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered to act as such depository and in either case Delphi fails to appoint a successor depository within 90 days;

•	Delphi in its sole discretion determines that such global security shall be so exchangeable; or

•	there shall have occurred and be continuing an indenture event of default and the holders of a majority in principal amount of the outstanding notes determine that the global security will be so exchangeable.

      Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as DTC shall direct. It is expected that such instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in such global security. If notes are issued in definitive form, such notes will be in denominations of $1,000 and integral multiples thereof and may be transferred or exchanged at the offices described in “— Payment and Paying Agents” above.

Information Concerning the Indenture Trustee

      The indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of the notes, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

DESCRIPTION OF THE GUARANTEE

      The guarantee will be executed and delivered by Delphi concurrently with the issuance by the trust of the trust preferred securities for the benefit of the holders from time to time of such trust preferred securities. Bank One Trust Company N.A. will initially be appointed as guarantee trustee under the guarantee. This description summarizes the material terms and provisions of the guarantee and is subject to, and qualified in its entirety by reference to, all of the provisions of the form of guarantee (a copy of which is filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part). The guarantee trustee holds the guarantee for the benefit of the holders of the trust preferred securities.

      To the extent set forth in the guarantee, Delphi will irrevocably agree to pay in full on a subordinated basis to the holders of the trust preferred securities, except to the extent paid by the trust, the payments listed below as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert other than the defense of payment:

•	any accumulated and unpaid distributions required to be paid on the trust preferred securities, to the extent that the trust has funds available for those payments;

•	the redemption price with respect to any trust preferred securities called for redemptions, to the extent that the trust has funds available for those payments; and

•	upon a voluntary or involuntary dissolution, winding up or liquidation of the trust (unless the notes are distributed to holders of the trust preferred securities), the lesser of:

(A) the liquidation amount plus accumulated and unpaid distributions required to be paid on the trust preferred securities, to the extent that the trust has funds available for those payments, and

(B) the amount of assets of the trust remaining available for distribution to holders of the trust preferred securities.

      Delphi’s obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Delphi to the holders of the trust preferred securities or by causing the trust to pay such amounts to such holders.

      The guarantee will be an irrevocable guarantee on a subordinated basis of the trust’s obligations under the trust preferred securities, but will apply only to the extent that the trust has funds sufficient to make such payments. It is not in and of itself a guarantee that you will collect amounts owed to you under the trust preferred securities. If Delphi does not make interest payments on the notes held by the trust, the trust will not be able to pay distributions on the trust preferred securities and will not have funds legally available to pay such distributions.

      The guarantee will constitute our unsecured obligation and will rank:

•	subordinate and junior in right of payment to all of our other liabilities other than liabilities that are equal with or subordinate to the guarantee by their terms; and

•	senior to our capital stock or any guarantee by us of our capital stock.

Unless otherwise indicated in the applicable prospectus supplement, the guarantee will rank pari passu with any future guarantee of trust preferred securities.

      Delphi has, through the guarantee, the trust agreement, the notes and the indenture, taken together, fully, irrevocably and unconditionally guaranteed all of the trust’s obligations under the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust’s obligations under the trust preferred securities. See “Relationship Among the Trust Preferred Securities, the Notes and the Guarantee.”

      Because Delphi, as the sponsor of the trust, is the sole owner of the common securities, Delphi will not guarantee payment with respect to such common securities.

RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE NOTES
AND THE GUARANTEE

Full and Unconditional Guarantee

      Taken together, Delphi’s obligations under the notes, the indenture, the trust agreement and the guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust’s obligations under the trust preferred securities. If and to the extent that Delphi does not make payments on the notes, the trust will not pay distributions or other amounts due on the trust preferred securities. The guarantee does not cover payment of distributions when the trust does not have sufficient funds to pay such distributions. In such an event, a holder of trust preferred securities may institute a direct action directly against Delphi to enforce payment of such distributions to such holder after the respective due dates.

Sufficiency of Payments

      As long as payments of interest and other payments are made when due on the notes, such payments will be sufficient to cover distributions and other payments due on the trust preferred securities, primarily because:

•	the aggregate principal amount of the notes is equal to the sum of the aggregate stated liquidation amount of the trust preferred securities and common securities;

•	the interest rate and interest and other payment dates on the notes match the distribution rate and distribution and other payment dates for the trust preferred securities;

•	Delphi shall pay for all and any costs, expenses and liabilities of the trust except the trust’s obligations to holders of the trust preferred securities under such trust preferred securities; and

•	the trust agreement provides that the trust will not engage in any activity that is not consistent with the limited purpose of the trust.

      Notwithstanding anything to the contrary in the indenture, Delphi has the right to set-off any payment it is otherwise required to make thereunder with and to the extent Delphi has theretofore made, or is concurrently on the date of such payment making, a payment under the guarantee.

Enforcement Rights of Holders of Trust Preferred Securities

      A holder of any trust preferred security may institute a legal proceeding directly against Delphi to enforce its rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the trust or any other person or entity.

      A holder may institute a direct action against Delphi to enforce its rights under the trust agreement only if a trust agreement event of default has occurred and is continuing and is attributable to the failure of Delphi to pay interest or principal on the notes on the date such interest or principal is otherwise payable.

      A default or event of default under any senior debt of Delphi will not constitute an indenture event of default. However, in the event of payment defaults under, or acceleration of, senior debt of Delphi, the subordination provisions of the indenture provide that no payments may be made in respect of the notes until such senior debt has been paid in full or any payment default thereunder has been cured or waived.

Failure to make required payments on the notes would constitute an indenture event of default, but under the subordination provisions, no payment on the notes could be made by Delphi unless holders of Delphi’s senior debt are paid in full. See “Description of Debt Securities — Subordination” in the prospectus to which this prospectus supplement relates.

Limited Purpose of Trust

      The trust preferred securities evidence a beneficial interest in the trust, and the trust was created for the sole purpose of issuing the trust preferred securities and common securities and investing the proceeds thereof in the notes. A principal difference between the rights of a holder of trust preferred securities and a holder of notes is that a holder of notes is entitled to receive from Delphi the principal amount of and interest accrued on the notes, while a holder of trust preferred securities is entitled to receive distributions from the trust, including any amounts to be received upon redemption of the trust preferred securities, or from Delphi under the applicable guarantee, if and to the extent the trust has funds available for the payment of such distributions.

Rights Upon Dissolution

      Upon any voluntary or involuntary termination, winding-up or liquidation of the trust involving the liquidation of the notes, the holders of the trust preferred securities are entitled to receive, out of assets held by the trust after satisfaction of liabilities to creditors of the trust are provided by applicable law, the liquidation distribution in cash. See “Description of the Trust Preferred Securities — Liquidation Distribution Upon Dissolution.” Upon any voluntary or involuntary liquidation or bankruptcy of Delphi, the property trustee, as holder of the notes, would be a subordinated creditor of Delphi, subordinated in right of payment to all senior debt, but entitled to receive payment in full of principal and interest before any common or preferred stockholders of Delphi receive payments or distributions. Since Delphi is the guarantor under the guarantee and has agreed to pay for all costs, expenses and liabilities of the trust, other than the trust’s obligations to the holders of the trust preferred securities, the positions of a holder of such trust preferred securities and a holder of such notes relative to other creditors and to stockholders of Delphi in the event of liquidation or bankruptcy of Delphi would be substantially the same.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following summarizes the material United States federal income tax consequences of the purchase, ownership and disposition of the trust preferred securities and the notes that may be received by holders upon liquidation of the trust. However, the discussion is limited in the following ways:

•	Except as specifically provided for under “Non-U.S. Holders” and “Information Reporting and Backup Withholding” below, the discussion only applies to a “U.S. holder.” For this purpose, a U.S. holder is:

•	a citizen or resident of the United States, or a domestic corporation;

•	a corporation or entity taxable as a corporation for United States federal income tax purposes that was created under the laws of the United States or any state thereof (or the District of Columbia);

•	an estate the income of which is subject to United States federal income tax; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust (and certain other trusts as provided by U.S. Treasury Regulations).

•	The discussion only covers you if you hold your trust preferred securities as a capital asset (that is, for investment purposes), and if you are not a holder subject to special tax treatment, such as:

•	a dealer in securities or currencies;

•	a financial institution;

•	a tax-exempt investor;

•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings;

•	a person liable for alternative minimum tax;

•	an insurance company;

•	a real estate investment trust;

•	a regulated investment company;

•	a person holding trust preferred securities as part of a hedging, conversion, integrated or constructive sale transaction;

•	a person holding trust preferred securities as part of a straddle; or

•	a United States person whose functional currency is not the United States dollar.

•	The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of the trust preferred securities. You should consult your tax advisor about the consequences of holding trust preferred securities in your particular situation.

•	The discussion is based on current law. Changes in the law may change the tax treatment of the trust preferred securities possibly with retroactive effect.

•	The discussion does not cover state, local or foreign law.

•	No ruling from the Internal Revenue Service (the “IRS”) has been requested with respect to any of the tax consequences of owning the trust preferred securities. As a result, the IRS could disagree with portions of this discussion.

      If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) holds trust preferred securities, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding trust preferred securities, you should consult your tax advisor.

      If you are considering buying trust preferred securities, you should consult your tax advisor about the tax consequences of holding the trust preferred securities in your particular situation.

Classification of the Trust

      Under current law and assuming full compliance with the terms of the trust agreement and based upon certain facts and assumptions contained in such opinion, in the opinion of Shearman & Sterling LLP, the trust will be classified as a grantor trust for United States federal income tax purposes and not as an association taxable as a corporation. As a result, for United States federal income tax purposes, you generally will be treated as the beneficial owner of a pro rata portion of the notes held by the trust. Thus, you will be required to include in your gross income your proportionate share of the interest and original issue discount (“OID”), if any, that is paid or accrued on the notes. See below under the caption “— Interest Income and Original Issue Discount” in this section. You should be aware that an opinion of counsel is not binding on the IRS or the courts. Therefore there can be no assurance that the IRS will not contend, or that a court will not ultimately hold, that such trust preferred securities constitute equity in the trust.

Classification of the Notes

      The notes will be classified for all United States tax purposes as indebtedness of Delphi under current law. Delphi, the trust and you (by your acceptance of a beneficial ownership interest in the trust preferred securities) agree to treat the notes as indebtedness for all United States tax purposes.

Interest Income and Original Issue Discount

      It is expected that the notes will not be issued with an issue price that is less than their stated redemption price at maturity. Subject to the discussion below, therefore, the notes will not be subject to the special OID rules, so that you will generally be taxed on the stated interest on the notes as ordinary income at the time it is paid or accrued in accordance with your regular method of tax accounting.

      If, however, Delphi exercises its right to defer payments of interest on the notes, the notes will become OID instruments at such time. In such case, you will be subject to the special OID rules described below. Once the notes become OID instruments, they will be taxed as OID instruments for as long as they remain outstanding.

      Under the OID economic accrual rules, the following occur:

•	regardless of your method of tax accounting, you must accrue an amount of interest income each year that approximates the stated interest payments called for under the terms of the notes using the constant-yield-to-maturity method of accrual described in Section 1272 of the Internal Revenue Code of 1986, as amended (the “Code”);

•	the actual cash payment of interest you receive on the notes would not be reported separately as taxable income;

•	any amount of OID included in your gross income (whether or not during a deferral period) with respect to the trust preferred securities would increase your tax basis in such trust preferred securities; and

•	the amount of distributions in respect of such accrued OID would reduce your tax basis in such trust preferred securities.

      The Treasury regulations dealing with the deferral of interest payments have not yet been addressed in any rulings or other interpretations by the IRS. It is possible that the IRS could assert that the notes were issued initially with OID. If the IRS were successful, regardless of whether Delphi exercises its option to defer payments of interest on such notes, you would be subject to the special OID rules described above.

      The treatment of the notes described above depends upon whether the notes will be considered variable rate debt instruments, which in turn depends on whether the rate at which interest is paid after the initial fixed rate period is a “qualified floating rate” (as defined in Treasury regulations). There is no authority that directly addresses the tax treatment of securities with terms similar to those of the notes and, in particular, whether the interest rate after the initial fixed rate period constitutes a qualified floating rate. Although the matter is not free from doubt, we will treat the interest rate after the initial fixed rate period as a qualified floating rate and, as a result, will not treat the notes as contingent payment debt instruments. It is possible that the IRS could disagree and take the position that the notes are contingent payment debt instruments or are subject to other special OID rules upon initial issuance. In either case, the amount, timing and character of income you recognize may be substantially different than as discussed above.

      The treatment of the notes described above also assumes that it is appropriate to treat the notes as redeemed at the end of the initial fixed rate period, when the notes become redeemable at Delphi’s option, under a rule that requires an issuer’s redemption option to be deemed exercised if the failure to exercise such option would result in an increase in the yield on the notes. If, as we have concluded, this rule applies, based on the expected increase in the yield on the notes at the end of the initial fixed interest rate period, for tax accounting purposes only, the notes will be treated as five-year debt instruments issued without OID. It is possible, however, that the IRS could disagree with this method of tax accounting and treat the notes as having a longer term and as potentially having OID.

      Based upon the deemed exercise rule described above, if the notes are not actually redeemed on or before the end of the initial fixed interest rate period, the notes will be treated as retired and reissued and the notes would then be governed by the rules applicable to variable rate debt instruments, subject to the consideration described above.

      You should consult your own tax advisor with regard to the alternative methods of tax accounting for the notes that might be applied and the treatment of the notes in the event Delphi does not redeem the notes at the end of the initial fixed interest rate period.

      Because income on the notes generally will constitute interest for United States federal income tax purposes, individual holders generally will not be entitled to the reduced income tax rate for certain corporate dividends and corporate holders generally will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the notes.

Market Discount and Bond Premium

      Holders of trust preferred securities other than a holder who purchased such trust preferred securities upon original issuance at their original issue price may be considered to have acquired their undivided interest in the notes with “market discount” or “acquisition premium,” as such phrases are defined for United States federal income tax purposes. Delphi recommends that such holders consult their tax advisors as to the United States federal income tax consequences of the acquisition, ownership and disposition of the trust preferred securities.

Distribution of the Notes Upon Liquidation of the Trust

      As described under the caption “Description of the Trust Preferred Securities — Distribution of Notes” in this prospectus supplement, the notes held by the trust may be distributed to you in exchange for your trust preferred securities if the trust is liquidated before the maturity of the notes.

      Under current law, except as described below, this type of distribution from a grantor trust would not be taxable. Upon such a distribution, you will receive your proportionate share of the notes previously held indirectly through the trust. Your holding period and total tax basis in the notes will equal the holding period and total tax basis that you had in your trust preferred securities before the distribution.

      If, however, the trust were treated for United States federal income tax purposes as a corporation, the distribution would likely be taxable both to the trust and to you.

      If you receive notes in exchange for your trust preferred securities, you would accrue interest in respect of the notes received from the trust in the manner described above under the caption “— Interest Income and Original Issue Discount.”

      Although Delphi may dissolve the trust and cause the distribution of the notes at any time, it does not currently intend to do so. Delphi anticipates that it would consider exercising this right if expenses associated with maintaining the trust were substantially greater than currently expected.

      In certain circumstances described above under the captions “Description of the Trust Preferred Securities — Optional Redemption,” “— Special Event Redemption” and “— Liquidation Distribution Upon Dissolution,” Delphi may distribute cash in liquidation of the trust. This distribution of cash would be taxable as described below under “— Redemption of Notes.”

Sales of Trust Preferred Securities

      If you sell, exchange or otherwise dispose of your trust preferred securities, you generally will recognize capital gain or loss equal to the difference between:

•	the amount realized on the sale, exchange or other disposition of the trust preferred securities (less an amount equal to any accrued but unpaid qualified stated interest that you did not previously include in income, which will be taxable as interest), and

•	your adjusted tax basis in your trust preferred securities so sold, exchanged or otherwise disposed.

      The gain or loss will generally be long-term capital gain or loss if you have held your trust preferred securities for more than one year. The deductibility of capital losses is subject to limitations.

      If you are deemed to have acquired your trust preferred securities with market discount, then you generally will be required to treat a portion of any gain on a sale of such trust preferred securities as ordinary income to the extent of the market discount accrued to the date of the disposition, less any accrued market discount previously reported as ordinary income. If you are deemed to have acquired your trust preferred securities at a premium, then, if you have elected to deduct bond premium, you may be permitted to deduct any remaining unamortized bond premium (generally speaking, the excess of your tax basis over the sale price) as ordinary loss in the taxable year of the disposition.

Redemption of Notes

      If you receive cash upon the redemption of the notes, you generally will be treated in the same manner as if you sold trust preferred securities, as described above under the caption “Sales of Trust Preferred Securities.”

Non-U.S. Holders

      For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of trust preferred securities who is not a “U.S. person”. As used herein, the term “U.S. person” means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source or a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and (ii) one or more United States persons have the authority to control all of the trust’s substantial decisions, and the term “United States” means the United States of America (including the States and the District of Columbia), its possessions, territories and other areas subject to its jurisdiction.

      In general, payments of interest (including OID, if any) and principal on the trust preferred securities to a non-U.S. holder will not be subject to United States federal income withholding tax, provided that (a) the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Delphi entitled to vote, (b) the non-U.S. holder is not a controlled foreign corporation that is related directly or indirectly to Delphi through stock ownership, (c) the non-U.S. holder is not a bank receiving interest in the ordinary course of business, and (d) either (A) the non-U.S. holder certifies to the trust or its agent, under the penalty of perjury, that it is not a U.S. person and provides its name and address (which certification may be made on IRS Form W-8BEN) or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “Financial Institution”), and holds the trust preferred securities in such capacity, certifies to the trust or its agent, under the penalty of perjury, that such statement has been received from the non-U.S. holder by it or by a Financial Institution between it and the non-U.S. holder and furnishes the trust or its agent with a copy thereof.

      In addition, a non-U.S. holder of trust preferred securities will not be subject to United States federal income or withholding tax on any gain realized upon the sale, redemption or other disposition of a trust preferred security unless such holder is an individual who is present in the United States for 183 days or more in the year of sale or other disposition, and certain other conditions are met or such gain is effectively connected with the conduct of a U.S. trade or business and, if an income tax treaty applies, attributable to a permanent establishment.

      In the case of trust preferred securities held by a foreign partnership, the partnership, in addition to providing an IRS Form W-8IMY, must attach an IRS Form W-8BEN received from each partner.

      If a non-U.S. holder of a trust preferred security is engaged in a U.S. trade or business and distributions of interest or gain on the trust preferred security is effectively connected with such trade or business (and, if a treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder in the U.S.), the non-U.S. holder will be subject to regular U.S. income tax on such interest or gain as if it were a U.S. holder. Such non-U.S. holder would need to provide a properly executed IRS Form W-8ECI in order to claim exemption from the withholding tax. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Information Reporting and Backup Withholding

      Generally speaking, under applicable Treasury regulations, information reporting requirements will apply to payments of interest and accruals of OID on the trust preferred securities, and to the proceeds from the sale, exchange, redemption or other disposition of trust preferred securities (unless you are an exempt recipient such as a corporation). A backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number, a certification of exempt status, or fail fully to report income. In such case, the relevant intermediary must withhold on payments made with respect to the trust preferred securities.

      If you are a non-U.S. holder, backup withholding and information reporting will not apply to interest payments and accruals of OID on the trust preferred securities if you have furnished an IRS Form W-8BEN, W-8ECI or W-8IMY or otherwise established an exemption (provided that neither Delphi nor a paying agent has actual knowledge or reason to know that you are a U.S. holder or other conditions of any other exemption are not in fact satisfied).

      If you are a non-U.S. holder, payments of the proceeds of the sale of a trust preferred security to or through a foreign office of certain brokers are currently subject to certain reporting requirements, but not backup withholding. Reporting requirements apply if the broker is (i) a U.S. person, (ii) a controlled foreign corporation, (iii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with the conduct of a trade or business within the U.S., (iv) a foreign partnership with certain connections to the U.S., or (v) a U.S. branch of a foreign bank or foreign insurance company. These payments will not be subject to reporting requirements if the payee is an exempt recipient or such broker has evidence in its records that the payee is a non-U.S. holder and no actual knowledge that such evidence is false and certain other conditions are met. Payments of the proceeds of a sale of a trust preferred security to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury as to its status as a non-U.S. holder and satisfies certain other qualifications (and no agent or broker who is responsible for receiving or reviewing such statement has actual knowledge or reason to know that it is incorrect) and provides its name and address or the payee otherwise establishes an exemption.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

      The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on employee benefit plans subject to Title I of ERISA and on entities that are deemed to hold the assets of such plans (“ERISA Plans”), and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA’s general fiduciary requirements, including, but not limited to, the requirement of investment prudence and diversification and the requirement that an ERISA Plan’s investments be made in accordance with the documents governing the Plan.

      Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan (as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts (together with ERISA Plans, “Plans”)) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

      Under a regulation (the “Plan Assets Regulation”) issued by the U.S. Department of Labor (“DOL”), the assets of the trust would be deemed to be “plan assets” of a Plan for purposes of ERISA and Section 4975 of the Code if “plan assets” of the Plan were used to acquire the trust preferred securities issued by the trust and no exception were applicable under the Plan Assets Regulation.

      Pursuant to an exception contained in the Plan Assets Regulation, the assets of the trust would not be deemed to be “plan assets” of investing Plans if, immediately after the most recent acquisition of any trust preferred securities issued by the trust, less than 25% of the value of the trust preferred securities were held by Plans, other employee benefit plans not subject ERISA or Section 4975 of the Code (such as governmental, church and foreign plans), and entities holding assets deemed to be “plan assets” of any Plan (collectively, “Benefit Plan Investors”). No assurance can be given that the value of the trust preferred securities of the trust held by Benefit Plan Investors will be less than 25% of the total value of such trust preferred securities of the trust at the completion of the offering or thereafter, and no monitoring or other measures will be taken with respect to the satisfaction of the conditions to this exception. All of the common securities of the trust will be purchased and held by Delphi.

      Certain transactions involving the trust could be deemed to constitute direct or indirect prohibited transactions under ERISA and Section 4975 of the Code with respect to a Plan if the trust preferred securities of the trust were acquired with “plan assets” of such Plan and assets of the trust were deemed to be “plan assets” of Plans investing in the trust. For example, if Delphi is a party in interest with respect to an investing Plan (either directly or by reason of its ownership of its subsidiaries), extensions of credit between Delphi and the trust (as represented by the notes and the guarantee) would likely be prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Code, unless exemptive relief were available under an applicable administrative exemption (as described below).

      The DOL has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding and/or disposition of the trust preferred securities by a Plan. These class exemptions are:

•	PTCE 96-23 (for certain transactions determined by “in-house asset managers”);

•	PTCE 95-60 (for certain transactions involving insurance company general accounts);

•	PTCE 91-38 (for certain transactions involving bank collective investment funds);

•	PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts); and

•	PTCE 84-14 (for certain transactions determined by independent “qualified professional asset managers”).

      However, there can be no assurance that any of these PTCEs or any other exemption will be available with respect to any particular transaction involving the trust or the trust preferred securities.

      Governmental plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to state or other federal laws or regulations that are substantially similar to the foregoing provisions of ERISA and the Code (“Similar Law”). Fiduciaries of any such plans should consult with their counsel before purchasing the trust preferred securities to determine the need for, and the availability, if necessary, of any exemptive relief under any such laws or regulations.

      Each purchaser, acquiror or holder of the trust preferred securities or any interest therein will be deemed to have represented and warranted by its purchase, acquisition or holding, as applicable, thereof that either:

(i) no assets of a Plan or governmental or church plan, or any trust established with respect to a Plan or governmental or church plan, have been used to acquire such trust preferred security or any interest therein; or

(ii) the purchase, holding and disposition of such trust preferred security or an interest therein by such person are and will be exempt from the prohibited transaction restrictions of ERISA and the Code or any provisions of Similar Law, as applicable, pursuant to one or more prohibited transaction statutory or administrative exemptions.

      EACH PLAN FIDUCIARY (AND EACH FIDUCIARY FOR A GOVERNMENTAL OR CHURCH PLAN SUBJECT TO SIMILAR LAW) SHOULD CONSULT WITH ITS LEGAL ADVISOR CONCERNING THE POTENTIAL CONSEQUENCES TO THE PLAN UNDER ERISA, THE CODE OR SUCH SIMILAR LAWS OF AN INVESTMENT IN ANY OF THE TRUST PREFERRED SECURITIES.

UNDERWRITING

General

      We intend to offer the trust preferred securities through the underwriters named below for whom Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives. Subject to the terms and conditions of an underwriting agreement, the trust has agreed to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase from the trust, the number of trust preferred securities set forth opposite its name below.

Number of Trust
Underwriter	Preferred Securities

Citigroup Global Markets Inc.	52,500

Merrill Lynch, Pierce, Fenner & Smith Incorporated	52,500

J.P. Morgan Securities Inc.	7,500

Credit Suisse First Boston LLC	7,500

Morgan Stanley & Co. Incorporated	7,500

UBS Securities LLC	7,500

Barclays Capital Inc.	1,500

Banc of America Securities LLC	1,500

BNP Paribas Securities Corp.	1,500

Comerica Securities, Inc.	1,500

Deutsche Bank Securities Inc.	1,500

HSBC Securities (USA) Inc.	1,500

McDonald Investments Inc., a KeyCorp Company	1,500

SG Cowen Securities Corporation	1,500

The Royal Bank of Scotland plc	1,500

The Williams Capital Group, L.P.	1,500

Total	150,000

      In the underwriting agreement the underwriters have agreed, subject to the terms and conditions set forth in that agreement, to purchase all the trust preferred securities offered hereby if any of the trust preferred securities are purchased. If an underwriter defaults, the underwriting agreement provides that, in certain circumstances, the purchase commitment of the nondefaulting underwriter may be increased or the underwriting agreement may be terminated.

      We have agreed with the underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

      The underwriters are offering the trust preferred securities, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the trust preferred securities, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify the offers to the public and to reject orders in whole or in part.

Commissions and Discounts

      The underwriters have advised us that they propose to offer the trust preferred securities directly to the public at the public offering price on the cover of this prospectus supplement, and to certain dealers at that price less a concession not in excess of $6.00 per trust preferred security. The underwriters may allow, and such dealers may reallow, a discount not in excess of $1.25 per trust preferred security to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

      The following table shows the per unit public offering price of the trust preferred securities and the total public offering price, underwriting commissions and proceeds before expenses to us.

	Per Trust
	Preferred Security	Total

Public offering price	$1,000	$150,000,000

Underwriting commissions	$10	$1,500,000

Proceeds, before expenses, to us	$990	$148,500,000

      Because the proceeds from the sale of the trust preferred securities and the common securities will be used to purchase the notes, we have agreed to pay to the underwriters the underwriting commissions set out above. We will pay all expenses, estimated to be approximately $380,000, associated with the offer and sale of the trust preferred securities.

No Sales of Similar Securities

      We and the trust have agreed that, during the period beginning from the date of this prospectus supplement and continuing to and including the latest of (i) the termination of trading restrictions for the trust preferred securities, as notified to Delphi by the representatives, and (ii) the latest date of issuance of the trust preferred securities, we will not offer, sell, contract to sell or otherwise dispose of any debt securities of Delphi, or securities similar to the trust preferred securities, which mature more than one year after the latest date of issuance of the trust preferred securities, without the prior written consent of the representatives.

Price Stabilization and Short Positions

      In connection with the sale of the trust preferred securities, SEC rules permit the underwriters to engage in transactions that stabilize the market price of the trust preferred securities. These transactions may include bids or purchases to peg, fix or maintain the price of the trust preferred securities.

      The underwriters may create a short position in the trust preferred securities in connection with this offering. That means they may sell a larger number of the trust preferred securities than is shown on the cover page of this prospectus supplement. If they create a short position, the underwriters may purchase trust preferred securities in the open market to reduce the short position. If the underwriters purchase the trust preferred securities to stabilize the price or to reduce their short position, the price of the trust preferred securities could be higher than it might be if they had not made such purchases.

      Neither the underwriters nor we make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the trust preferred securities. In addition, neither the underwriters nor we make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

      The underwriters may suspend any of these activities at any time.

Settlement

      We expect to deliver the trust preferred securities against payment for the trust preferred securities on or about the delivery date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the trust preferred securities. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade trust preferred securities on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the trust preferred securities initially will settle in T + 5, to specify alternative settlement arrangements to prevent a failed settlement.

Penalty Bids

      The underwriters also may impose a penalty bid on certain underwriters and selling group members. This means that, if the underwriters purchase trust preferred securities in the open market to reduce the underwriters’ short position or to stabilize the price of the trust preferred securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those trust preferred securities as part of this offering.

Other Relationships

      Some of the underwriters and their affiliates have in the past and may in the future engage in transactions with, or perform services for, us in the ordinary course of their businesses. They have received customary fees and commissions for these transactions.

LEGAL MATTERS

      Certain matters of Delaware law relating to the validity of the trust preferred securities, the enforceability of the declaration of trust and the creation of the trust will be passed upon by Morris, Nichols, Arsht & Tunnell, special Delaware counsel to the trust. The validity of the guarantee and the notes will be passed upon on our behalf by Shearman & Sterling LLP, New York, New York. Certain legal matters will be passed upon on behalf of the underwriters by Cleary, Gottlieb, Steen & Hamilton. Certain U.S. federal income taxation matters will be passed upon for the trust and us by Shearman & Sterling LLP, New York, New York.

PROSPECTUS

$1,500,000,000

DELPHI CORPORATION

5725 Delphi Drive
Troy, Michigan 48098
(248) 813-2000

Delphi Corporation
Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants
Purchase Contracts
Units
Delphi Trust I
Delphi Trust II
Delphi Trust III
Delphi Trust IV
Trust Preferred Securities
Fully and unconditionally guaranteed,
as described in this prospectus, by
Delphi Corporation
     This prospectus is part of a registration statement that we and the trusts filed with the Securities and Exchange Commission using a “shelf” registration process. This means we and the trusts may sell any of the securities listed above from time to time. This prospectus contains a general description of the securities we and the trusts may offer. Each time we or any trust issue the securities we will provide a prospectus supplement containing specific information about the terms of that issuance and which also may add, update or change information contained in this prospectus.

     The aggregate of the offering prices of the securities covered by this prospectus will not exceed $1,500,000,000.

     Our common stock is listed on the New York Stock Exchange under the symbol “DPH.” Any common stock sold pursuant to a prospectus supplement will be listed on such exchange, subject to official notice of issuance. The applicable prospectus supplement will contain information, where applicable, as to any other listing (if any) on the New York Stock Exchange or any securities exchange of the other securities covered by the prospectus supplement.

     The securities may be sold directly to investors, through agents designated from time to time or to or through underwriters or dealers. See “Plan of Distribution.” If any agents or underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in the applicable prospectus supplement. The net proceeds we or any trust expect to receive from such sale also will be set forth in the applicable prospectus supplement.

     This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

     SEE “RISK FACTORS” ON PAGE 4 FOR INFORMATION YOU SHOULD CONSIDER BEFORE BUYING THESE SECURITIES.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October 20, 2003.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We file annual, quarterly and current reports and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy these reports and other information at the public reference room of the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549. You may also obtain copies of these documents by mail from the SEC reference room at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These reports and other information are also filed by us electronically with the SEC and are available at the SEC’s website, www.sec.gov. You may also inspect our filings with the SEC at the New York Stock Exchange, the exchange on which our common stock is listed, at 20 Broad Street, 7th Floor, New York, New York 10005.

      We maintain a website at www.delphi.com. Our website and the information at that site, or connected to that site, is not incorporated into this prospectus, any prospectus supplement or the registration statement of which this prospectus is a part.

      We and the trusts have filed a registration statement on Form S-3 with the SEC covering the securities described in this prospectus. This prospectus relates to a shelf registration statement that was previously filed with the SEC under which $1,500,000,000 of securities remains unissued. Under this shelf registration process, any combination of the securities described in this prospectus may be sold from time to time in one or more offerings of one or more series up to a total dollar amount of $1,500,000,000. For further information with respect to us, the trusts and those securities, you should refer to the registration statement of which this prospectus forms a part and its exhibits. You may inspect and copy the registration statement, including exhibits, at the SEC’s Public Reference Room or website. We have summarized certain key provisions of contracts and other documents that we refer to in this prospectus. Because a summary may not contain all the information that is important to you, you should review the full text of each document. Copies of these documents will be filed as exhibits to or incorporated by reference in the registration statement.

      The indentures pursuant to which the debt securities will be issued require us to file reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Quarterly and annual reports will be made available upon request of holders of the debt securities, which annual reports will contain financial information that has been audited and reported upon by, with an opinion expressed by, an independent public accountant. Quarterly reports include unaudited financial information.

      Each of the trusts is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than its holding as trust assets our junior subordinated notes and the issuing of the trust preferred securities. Further, 100% of the outstanding voting securities of each of the trusts is or will be owned by us. The preferred securities guarantee that we will issue in connection with any issuance of trust preferred securities by the trusts, together with our obligations under the junior subordinated notes and related agreements and instruments, will constitute a full and unconditional guarantee on a subordinated basis by us of payments due on the trust preferred securities. Accordingly, no separate financial statements for any of the trusts have been included or incorporated by reference in the registration statement and, unless otherwise specified in the applicable prospectus supplement, we do not expect that the trusts will be subject to the information reporting requirements of the Exchange Act.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document that we filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all of the securities:

•	Our Annual Report on Form 10-K for the year ended December 31, 2002;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2003;

•	Current Reports on Form 8-K dated January 17, 2003, May 9, 2003, May 23, 2003, June 12, 2003, and July 25, 2003; and

•	The description of our capital stock and preferred share purchase rights contained in our Registration Statement on Form 8-A dated January 27, 1999, filed under Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating this description.

      You may obtain a copy of these filings at no cost, by writing or telephoning us at 5725 Delphi Drive, Troy, Michigan 48098, telephone 248-813-2000, attention: Investor Relations.

      You should rely only on the information contained or incorporated by reference in this prospectus, any supplemental prospectus or any pricing supplement. Neither we nor the trusts have authorized anyone to provide you with any other information. Neither we nor the trusts are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of the document.

      In this prospectus, the words “Delphi,” “we,” “us,” and “our” each refer to Delphi Corporation, a Delaware corporation and its consolidated subsidiaries, and the words “trust,” “trusts” and “Delphi Trusts” refer to one or more of Delphi Trust I, II, III or IV, as applicable.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus, any prospectus supplement and the documents incorporated by reference contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, and other matters. Statements in this prospectus, or any prospectus supplement, including those incorporated by reference, that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the

Exchange Act and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words, such as “expects,” “anticipates,” “intends,” “plans,” “believes, “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could,” or “may.”

      Forward-looking statements provide our expectations or predictions of future conditions, events or results. They are not guarantees of future performance. By their nature forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. These factors and other factors are discussed in our public filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2002. Many of these risks and uncertainties may be described with particularity in the applicable prospectus supplement. These statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

DELPHI CORPORATION

      Delphi is a leading global supplier of vehicle electronics, transportation components, integrated systems and modules and other electronic technology. Delphi’s common stock is listed on the New York Stock Exchange under the symbol “DPH”. It was incorporated in Delaware in late 1998, as a wholly owned subsidiary of General Motors Corporation, or GM. Prior to January 1, 1999, GM conducted its business through various divisions and subsidiaries. Effective January 1, 1999, the assets and liabilities of the Delphi business sector were transferred to Delphi and its subsidiaries in accordance with the terms of a Master Separation Agreement, dated as of December 22, 1998, to which Delphi and GM are parties. Delphi became an independent company during 1999 in two stages, the first of which involved an initial public offering on February 5, 1999, and the second of which involved the distribution of Delphi’s remaining shares owned by GM on May 28, 1999.

      Delphi’s extensive technical expertise in a broad range of product lines and strong systems integration skills enables it to provide comprehensive, systems-based solutions to vehicle manufacturers. It has established an expansive global presence, with a network of manufacturing sites, technical centers, sales offices and joint ventures located in every major region of the world.

      Our Annual Report on Form 10-K for the year ended December 31, 2002 and the consolidated financial statements and notes thereto included therein, which is incorporated by reference into this prospectus contains additional product sector and geographical information.

      Delphi’s principal executive offices are located at 5725 Delphi Drive, Troy, Michigan 48098, and its telephone number is (248) 813-2000.

THE TRUSTS

      We formed Delphi Trust I, II, III and IV, Delaware statutory trusts, to raise capital for us by:

•	issuing trust preferred securities under this prospectus; and

•	investing the proceeds from the sale of the trust preferred securities in our junior subordinated notes.

      Each trust will use the payments it receives on the junior subordinated notes to make cash payments to the holders of the related trust preferred securities.

      We will own all of the common securities of each trust. Such common securities will represent an aggregate liquidation amount equal to at least 3% of the trust’s total capitalization. Such common securities will have terms substantially identical to, and generally will rank equal in priority of payment with, the trust preferred securities. If we default on the corresponding junior subordinated notes, then distributions on such common securities will be subordinate to the trust preferred securities in priority of payment.

      As holders of the common securities, we (except in certain circumstances) will have the power to:

•	appoint the trustees of each trust;

•	replace or remove any of the trustees; and

•	increase or decrease the number of trustees.

      The trustees we appoint will conduct the business and affairs of each trust. The amended trust agreement for each trust, substantially in the form filed as an exhibit to the registration statement, will be effective when securities of each trust are initially issued. Prior to the issuance of any trust preferred securities, we will ensure that one trustee of the trust is a financial institution that will not be our affiliate and that will act as property trustee and indenture trustee for purposes of the Trust Indenture Act of 1939. Unless the property trustee maintains a principal place of business in the State of Delaware and meets other requirements of applicable law, one trustee of each trust will have its principal place of business or reside in the State of Delaware.

      We will fully and unconditionally guarantee the trust preferred securities to the extent described under “Description of Guarantee.”

      The principal executive office of each trust is c/o Delphi Corporation, 5725 Delphi Drive, Troy, Michigan 48098 and the telephone number is (248) 813-2000.

RISK FACTORS

      You should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement before making an investment decision. The risks and uncertainties described in the applicable prospectus supplement are not the only ones applicable to us, the trusts or an investment in the securities. Additional risks and uncertainties not currently known to us or that we currently believe are immaterial may also adversely affect us.

USE OF PROCEEDS

      Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds from the sale of our securities offered by this prospectus for general corporate purposes, including the repayment of existing indebtedness and satisfaction of corporate obligations.

      Each of the trusts will invest all proceeds received from the sale of its trust preferred securities in a particular series of junior subordinated notes issued by us.

RATIO OF EARNINGS TO FIXED CHARGES

      Our ratios of earnings to fixed charges were 3.0, 7.9 and 10.6 for the years ended December 31, 2002, 2000 and 1999, respectively. Fixed charges exceeded earnings by $561 million and $320 million for the years ended December 31, 2001 and 1998, respectively, resulting in a ratio of less than one. During the nine months ended September 30, 2003, fixed charges exceeded earnings by $283 million, resulting in a ratio of less than one.

      Our ratio of earnings to fixed charges for each of the periods indicated has been computed by dividing earnings before income taxes and fixed charges by the fixed charges. Earnings have been adjusted to exclude equity earnings of non-consolidated affiliates and include cash dividends received from non-consolidated affiliates. This ratio includes the earnings and fixed charges of the company and its consolidated subsidiaries. Fixed charges primarily include interest expense and amortization of debt expense.

DESCRIPTION OF DEBT SECURITIES

      The following description of the debt securities sets forth the general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may not apply to the debt securities, will be described in the prospectus supplement relating to such debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and to the following description.

      The debt securities will be our general obligations. In the event that any series of debt securities will be subordinated to other securities that we have outstanding or may incur, the terms of the subordination will be set forth in the prospectus supplement relating to the subordinated debt securities. It is expected that debt securities will be issued under one or more indentures between us and Bank One Trust Company, N.A. Senior debt securities will be issued under a first supplemental indenture to the indenture between us and Bank One Trust Company, N.A., successor-in-interest to The First National Bank of Chicago, dated April 28, 1999 (the indenture as supplemented the “senior indenture”). Subordinated debt securities will be issued under a “subordinated indenture” between us and Bank One Trust Company, N.A. Together the senior indenture and the subordinated indenture are called the “indentures.”

      We have summarized selected provisions of the indentures below. The senior indenture and form of subordinated indenture have been filed as exhibits to the registration statement filed with the SEC and you should read the indentures for provisions that may be important to you. Accordingly, the following summary is qualified in its entirety by reference to the provisions of the indentures.

General

      The indentures do not limit the aggregate principal amount of debt securities which may be issued under the indentures and provide that debt securities may be issued from time to time in one or more series. The indentures do not limit the amount of other indebtedness or debt securities, other than certain secured indebtedness as described below, which may be issued by us or our subsidiaries.

      Unless otherwise provided in a prospectus supplement, the debt securities will be our unsecured obligations. The senior debt securities will rank equally with all other unsecured and unsubordinated indebtedness of ours. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of all senior debt including our senior debt securities as described below under “— Subordination” and in the applicable prospectus supplement.

      The debt securities may be issued in fully registered form without coupons (“registered securities”) or in bearer form with or without coupons (“bearer securities”) or in the form of one or more global securities (each a “Global Security”). Registered securities that are book-entry securities will be issued as registered Global Securities. Bearer securities may be issued in the form of temporary or definitive Global Securities. Unless otherwise provided in the prospectus supplement, the debt securities will be only registered securities.

      Unless otherwise provided in a prospectus supplement, payment of principal of, premium, if any, and interest will be paid by us in immediately available funds. Unless otherwise provided in a prospectus supplement, the corporate trust office of the trustee will be designated as our sole paying agent. All moneys paid by us to a paying agent for payments of principal of, premium, if any or interest, if any, on any debt security or coupon that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us and the holder of such debt security or coupon will thereafter look only to us for payment thereof.

      The prospectus supplement relating to the particular debt securities offered thereby will describe the terms of such securities. Those terms will include some or all of the following:

(1)	the designation of the debt securities being offered;

(2)	whether such debt securities are senior debt securities or subordinated debt securities;

(3)	the authorized denominations if other than $1,000 (or integrals of $1,000) for registered debt securities and if other than $5,000 for unregistered securities,

(4)	any limit on the aggregate principal amount of such debt securities;

(5)	the percentage of their principal amount at which such debt securities will be issued;

(6)	the maturity date or dates of such debt securities;

(7)	the annual interest rate or rates, if any, which may be fixed or variable; and the manner of calculating any variable interest rate;

(8)	the date or dates from which interest, if any, will accrue (or the method of determining such date or dates), and the interest payment dates and, in the case of registered securities, their associated record dates;

(9)	whether we may redeem such debt securities and, if so, the redemption period or periods; redemption price or prices, and other applicable terms of redemption;

(10)	the obligation, if any, of ours to redeem, purchase or repay such debt securities pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of the holder thereof and, if so, the redemption period or periods; redemption price or prices, and other applicable terms of redemption;

(11)	provisions for the defeasance of such debt securities;

(12)	the form in which we will issue debt securities (registered or bearer), any restrictions on the exchange of one form for another and on the offer, sale and delivery of debt securities in either form;

(13)	whether and under what circumstances we will pay additional amounts on debt securities in respect of specified taxes, assessments or other governmental charges withheld or deducted, and if so, whether we have the option to redeem the affected debt securities rather than pay such additional amounts;

(14)	the terms, if any, upon which such debt securities of the series may be convertible into other securities and the terms and conditions upon which such conversion shall be effected, including the initial conversion price and the date on which the right to convert expires;

(15)	if other than U.S. dollars, the currency or currencies in which such debt securities may be denominated and in which the principal of, premium, if any, and interest, if any, on such debt securities is payable;

(16)	any exchanges on which such debt securities will be listed;

(17)	whether such debt securities are to be issued in global form and, if so, the identity of the depositary for such Global Securities;

(18)	the place or places where the principal of, premium, if any, interest, if any, and certain additional amounts required in respect of taxes owed to holders of debt securities, if any, on such debt securities is payable;

(19)	if the amount of principal of and interest on such debt securities may be determined with reference to an index based on a currency other than that in which such debt securities are denominated, the manner of determining such amounts;

(20)	the portion of the principal amount (if other than the principal amount) of the debt securities payable upon declaration of acceleration of their maturity date;

(21)	the form and terms of any certificates, documents or conditions required, if any, for the issuance of debt securities in definitive form;

(22)	any trustees, depositories, authenticating or paying agents, transfer agents, registrars or any other agents with respect to such debt securities; and

(23)	any other terms of such debt securities.

      No service charge will be made for any transfer or exchange of the debt securities except to cover any tax or other governmental charge. The prospectus supplement for any debt securities issued above par or with an original issue discount will state any applicable material federal income tax consequences and other special considerations.

Subordination

      We will issue under the subordinated debt indenture the debt securities that will constitute part of our subordinated debt. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated debt indenture, to all of our senior debt. The term “senior debt” is defined in the subordinated indenture to mean any obligation of ours to our creditors whether now outstanding or subsequently incurred other than (i) where it is expressly provided in the instrument creating or evidencing the same that such obligation is not senior debt, (ii) debt securities issued under the subordinated debt indenture, and (iii) obligations that are expressly stated in their terms not to be senior debt.

      In the event of any liquidation, dissolution, winding up or reorganization of, or any insolvency proceedings involving, us, or any assignment by us for the benefit of creditors or any other marshaling of our assets, the holders of all senior debt will first be entitled to receive payment in full before the holders of the subordinated debt securities will be entitled to receive any payment upon the principal of or premium, if any, or interest on the subordinated debt securities.

      In the event that we default in the payment of any principal of (or premium, if any) or interest on any senior debt when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise, then, upon written notice of such default to us by the holders of such senior debt or any trustee therefor, unless and until such default shall have been cured or waived or shall have ceased to exist, we may not make or agree to make any direct or indirect payment (in cash, property, securities, by set-off or otherwise):

•	on account of the principal of (or premium, if any) or interest on any of our subordinated debt securities, or

•	in respect of any redemption, repayment, retirement, purchase or other acquisition of any of our subordinated debt securities.

Any payment or distribution, which would otherwise (but for these subordination provisions) be payable or deliverable in respect of the subordinated debt securities, shall be paid or delivered directly to the holders of senior debt in accordance with the priorities then existing among such holders until all senior debt (including any interest thereon accruing after the commencement of any liquidation or similar proceedings) shall have been paid in full. In the event of any such proceeding, after payment in full of all sums owing with respect to senior debt, the holders of the subordinated debt securities, together with the holders of any of our obligations ranking on a parity with our subordinated debt securities, shall be entitled to be paid from our remaining assets the amounts at the time due and owing on account of unpaid principal of (and premium, if any) and interest on such securities before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any of our capital stock obligations ranking junior to such securities.

      In the event that, notwithstanding the foregoing, the trustee or the holders of the subordinated debt securities receive any payment or distribution on account of or in respect of the subordinated debt securities, such payment or distribution will be paid over and delivered to the holders of senior debt at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all senior debt remaining unpaid, to the extent necessary to pay all such senior debt in full.

      Upon the payment in full of all senior debt and until the subordinated debt securities shall have been paid in full, the holders of subordinated debt securities shall be subrogated to all rights of any holders of senior debt to receive any further payments or distributions applicable to the senior debt.

      By reason of the subordination, in the event of our bankruptcy, dissolution or reorganization, holders of senior debt may receive more, ratably, than holders of the subordinated debt securities. Such subordination will not prevent the occurrence of an event of default under the subordinated indenture.

      The subordinated indenture does not limit or restrict our ability to incur additional senior debt, but certain of our other debt instruments may from time to time contain such limitations.

Covenants Applicable Solely to Senior Debt Securities

      In this section we describe the principal covenants that will apply to the senior debt securities under the senior indenture unless otherwise indicated in the applicable prospectus supplement. We make use of several defined terms; the associated definitions are located at the end of this section.

      Limitation on Liens. For the benefit of the senior debt securities, we will not, nor will we permit any Manufacturing Subsidiary to, issue or assume any Debt secured by a Mortgage upon any Domestic Manufacturing Property of ours or any Manufacturing Subsidiary or upon any shares of stock or indebtedness of any Manufacturing Subsidiary (whether such Domestic Manufacturing Property, shares of stock or indebtedness are now owned or hereafter acquired) without in any such case effectively providing concurrently with the issuance or assumption of any such Debt that the senior debt securities (together with, if we shall so determine, any other of our indebtedness or indebtedness of such Manufacturing Subsidiary ranking equally with the senior debt securities and then existing or thereafter created) shall be secured equally and ratably with such Debt.

      The foregoing restriction does not, however, apply if the aggregate amount of Debt issued or assumed and so secured by Mortgages, together with all other Debt of ours and our Manufacturing Subsidiaries which (if originally issued or assumed at such time) would otherwise be subject to the foregoing restrictions, but not including (a) Debt permitted to be secured under clauses (1) through (5) of the immediately following paragraph, (b) Permitted Receivables Financings and (c) all Attributable Debt of the Company and its Manufacturing Subsidiaries in respect of sale and lease-back transactions, does not at the time exceed 15% of the Consolidated Net Tangible Assets, as calculated by reference to our audited consolidated financial statements for the most recently completed fiscal year.

      The limitation on liens described above does not apply to Debt secured by:

(1)	Mortgages on property, shares of stock or indebtedness of any entity existing at the time (a) that such entity becomes a Manufacturing Subsidiary or (b) of a sale, lease or other disposition of all or substantially all of the properties of the entity to us or a Manufacturing Subsidiary;

(2)	Mortgages on property existing at the time of acquisition of such property by us or a Manufacturing Subsidiary, or Mortgages to secure the payment of all or any part of the purchase price of such property upon the acquisition of such property by us or a Manufacturing Subsidiary or to secure any Debt incurred prior to, at the time of, or within 180 days after, the later of the date of acquisition of such property and the date such property is placed in service, for the purpose of financing all or any part of the purchase price thereof, or Mortgages to secure any Debt incurred for the purpose of financing the cost to us or a Manufacturing Subsidiary of improvements to such acquired property;

(3)	Mortgages securing Debt of a Manufacturing Subsidiary owing to us or to another Subsidiary;

(4)	Mortgages on property of ours or a Manufacturing Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, in connection with financing arrangements between us or a Manufacturing Subsidiary and any of the foregoing governmental bodies or agencies, to the extent that Mortgages are required by the governmental programs under which those financing arrangements are made, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages; or

(5)	any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Mortgage referred to in the foregoing clauses (1) to (4) so long as the principal amount of Debt secured thereby does not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement and the extension, renewal or replacement is limited to all or a part of the property (including improvements) that secured the Mortgage being extended, renewed or replaced.

      Limitation on Sales and Lease-Backs. For the benefit of the senior debt securities, we will not, nor will we permit any Manufacturing Subsidiary to, enter into any arrangement with any person in which we or any Manufacturing Subsidiary leases from such person any Domestic Manufacturing Property owned by us or any Manufacturing Subsidiary on the date that the senior debt securities are originally issued (except for temporary leases for a term of not more than three years and except for leases between us and a Manufacturing Subsidiary or between Manufacturing Subsidiaries), which property has been or is to be sold or transferred by us or such Manufacturing Subsidiary to such person, unless either:

•	we or such Manufacturing Subsidiary would be entitled, pursuant to the provisions of the covenant on limitation on liens described above, to issue, assume, extend, renew or replace Debt secured by a Mortgage upon such Domestic Manufacturing Property equal in amount to the Attributable Debt in respect of such arrangement without equally and ratably securing the senior debt securities; provided, however, that from and after the date on which such arrangement becomes effective, the Attributable Debt in respect of such arrangement shall be deemed for all purposes under the covenant on limitation on liens described above and this covenant on limitation on sale and lease-back to be Debt subject to the provisions of the covenant on limitation on liens described above (which provisions include the exceptions set forth in clauses (1) through (5) above); or

•	we shall apply an amount in cash equal to the Attributable Debt in respect of such arrangement to the retirement (other than any mandatory retirement or by way of payment at maturity), within 180 days of the effective date of any such arrangement, of Debt of ours or any Manufacturing Subsidiary (other than Debt owned by us or any Manufacturing Subsidiary) which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than twelve months after the date of the creation of such Debt.

      Definitions. The following definitions will apply to the covenants summarized above:

(1)	“Attributable Debt” means, at the time of determination as to any lease, the present value (discounted at the actual rate, if stated, or, if no rate is stated, the implicit rate of interest of such lease transaction as determined by the chairman, president, any vice chairman, any vice president, the treasurer or any assistant treasurer of Delphi), calculated using the interval of scheduled rental payments under such lease, of the obligation of the lessee for net rental payments during the remaining term of such lease (excluding any subsequent renewal or other extension options held by the lessee). The term “net rental payments” means, with respect to any lease for any period, the sum of the rental and other payments required to be paid in such period by the lessee thereunder, but not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates, indemnities or similar charges required to be paid by such lessee thereunder contingent upon the amount of sales, earnings or profits or of maintenance and repairs, insurance, taxes, assessments, water rates, indemnities or similar charges; provided, however, that, in the case of any lease which is terminable by the lessee upon the payment of a penalty in an amount which is less than the total discounted net rental payments required to be paid from the later of the first date upon which such lease may be so terminated and the date of the determination of net rental payments, “net rental payments” shall include the then-current amount of such penalty from the later of such two dates, and shall exclude the rental payments relating to the remaining period of the lease commencing with the later of such two dates.

(2)	“Consolidated Net Tangible Assets” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of Delphi Corporation and our consolidated Subsidiaries less (i) all current liabilities and (ii) goodwill, trade names, patents, unamortized debt discount, organization expenses and other like intangibles of ours and our consolidated Subsidiaries.

(3)	“Debt” means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

(4)	“Domestic Manufacturing Property” means any manufacturing plant or facility owned by us or any Manufacturing Subsidiary which is located within the continental United States of America and, in the opinion of our board of directors, is of material importance to the total business conducted by us and our consolidated affiliates as an entity.

(5)	“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by a successor entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

(6)	“Manufacturing Subsidiary” means any Subsidiary (A) substantially all the property of which is located within the continental United States of America, (B) that owns a Domestic Manufacturing Property and (C) in which our investment, direct or indirect and whether in the form of equity, debt, advances or otherwise, is in excess of $1 billion as shown on our books as of the end of the fiscal year immediately preceding the date of determination; provided, however, that “Manufacturing Subsidiary” shall not include any Subsidiary that is principally engaged in leasing or in financing installment receivables or otherwise providing financial or insurance services to us or others or that is principally engaged in financing our operations outside the continental United States of America.

(7)	“Mortgage” means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

(8)	“Non-Recourse Debt” means all Debt which, in accordance with GAAP, is not required to be recognized on our consolidated balance sheet as a liability.

(9)	“Permitted Receivables Financings” means, at any date of determination, the aggregate amount of any Non-Recourse Debt outstanding on such date relating to securitizations or other similar off-balance sheet financings of accounts receivable of ours or any of our Subsidiaries.

(10)	“Subsidiary” means any corporation or other entity of which at least a majority of the outstanding stock or other beneficial interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other governing body of such corporation or other entity (irrespective of whether or not at the time stock or other beneficial interests of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time owned by us, and/or by one or more of our Subsidiaries.

Absence of Restrictive Covenants

      We are not restricted by either of the indentures from paying dividends or from incurring, assuming or becoming liable for any type of debt or other obligations or from creating liens on our property for any purpose, except as described above under “— Covenants Applicable Solely to Senior Debt Securities”. The indentures do not require the maintenance of any financial ratios or specified levels of net worth or liquidity. The indentures do not contain provisions which afford holders of the debt securities protection in the event of a highly leveraged transaction involving us.

Merger and Consolidation

      Each indenture provides that we will not consolidate with or merge into any other corporation or sell or convey all or substantially all our assets to any person or entity unless either we shall be the continuing corporation or:

•	the successor is an entity organized under the laws of the United States or any state in the United States;

•	the successor expressly assumes our obligations under such indenture and the debt securities issued thereunder;

•	immediately after giving effect to such transaction, no event of default and no event which, after notice or lapse of time or both, would become an event of default under the indentures, shall have occurred and be continuing; and

•	certain other conditions are met.

      Each indenture provides that, upon any consolidation, merger, sale or conveyance in accordance with the preceding paragraph and upon any such assumption by the successor entity, such successor entity shall be substituted for us with the same effect as if such successor entity had been named as us.

Satisfaction and Discharge; Defeasance

      An indenture will cease to be in effect if at any time (1) we have delivered all relevant debt securities to the trustee for cancellation or (2) all debt securities not so delivered have become due and payable, will become due and payable within one year or are to be called for redemption within one year and we have deposited or caused to be deposited with the trustee an amount sufficient to pay all principal (and premium, if any), interest, if any, and additional amounts, if any, to the date of maturity or redemption, and, in each case, we have paid or caused to be paid all other sums payable with respect to such debt securities.

      If specified in the applicable prospectus supplement, we will, at our option, either be discharged from our obligations under the outstanding debt securities of a series or cease to be under any obligation to comply with any term, provision, condition or covenant specified applicable to such series upon satisfaction of the following conditions:

•	we have irrevocably deposited with the trustee in trust either money, or obligations issued or guaranteed by the United States of America sufficient to pay and discharge the entire indebtedness of all the outstanding debt securities of such series, or fulfilled such other terms and conditions specified in the applicable prospectus supplement;

•	we have paid or caused to be paid all other sums payable with respect to the outstanding debt securities of such series;

•	the trustee has received an officers’ certificate and opinion of legal counsel each stating that all conditions precedent have been complied with; and

•	the trustee has received an opinion of tax counsel confirming that the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of our option to defease and discharge our obligations under the indenture with respect to such series and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred.

Modification of the Indenture

      Each indenture provides that we and the trustee thereunder may, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes of, among other things:

      • adding to our covenants and making a default of such covenant an event of default,

      • establishing the form or terms of debt securities and adding or changing any provision necessary to permit or facilitate the issuance of a new series of debt securities,

      • evidencing a successor to us or a successor or additional trustee in accordance with the terms of such indenture,

      • conveying, transferring, assigning, mortgaging or pledging any property to or with the trustee or

      • curing ambiguities, defects or inconsistencies in such indenture; provided such action shall not adversely affect the interests of the holders of any series of debt securities in any material respect.

      Each indenture contains provisions permitting us, with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of all affected series then outstanding, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of such indenture or modifying the rights of the holders of the debt securities of such series, except that no such supplemental indenture may, without the consent of the holders of all the outstanding debt securities affected thereby, among other things:

(1)	(a) change the fixed maturity of any debt securities, (b) reduce their principal amount or premium, if any, (c) reduce the rate or extend the time of payment of interest or any additional amounts payable on the debt securities, (d) reduce the amount due and payable upon acceleration of the maturity of the debt securities or the amount provable in bankruptcy or (e) make the principal of, or any interest, premium or additional amounts on, any debt security payable in a coin or currency different from that provided in the debt security,

(2)	impair the right to initiate suit for the enforcement of any such payment on or after the stated maturity or scheduled redemption date of the debt securities, or

(3)	reduce the percentage of debt securities, stated above, required for consent of the holders of the debt securities to any modification described above, or the percentage required for the consent of the holders to waive defaults.

Events of Default

      An event of default in respect of any series of debt securities (unless it is either inapplicable to a particular series or has been modified or deleted with respect to any particular series) is defined in each indenture to be:

(1)	a default in the payment of principal of (and premium, if any, on) such series of debt securities, whether payable at maturity, by call for redemption, pursuant to any sinking fund or otherwise;

(2)	a default for 30 days in the payment when due of interest or additional amounts, if any, on such series of debt securities;

(3)	a default for 90 days after a notice of default with respect to the performance of any other covenant or agreement applicable to the debt securities or contained in the indenture;

(4)	a default by us or any Significant Subsidiary in any payment of $25,000,000 or more of principal of or interest on any Debt or in the payment of $25,000,000 or more on account of any guarantee in respect of Debt, beyond any period of grace that the instrument or agreement under which such Debt or guarantee was created (for these purposes, the term “Significant Subsidiary” is defined as any Subsidiary of ours, that, at any time, has at least 5% of the consolidated revenues of Delphi Corporation and our Subsidiaries at such time as reflected in our most recent annual audited consolidated financial statements. The terms “Debt” and “Subsidiary” are defined above under “— Covenants Applicable Solely to Senior Debt Securities”; and

(5)	certain events of bankruptcy, insolvency or reorganization.

      If an event of default described in items (1) through (4) above occurs with respect to any series, the trustee or the holders of at least 25% in aggregate principal amount of all debt securities then outstanding affected by the event of default may declare the principal (or, in the case of discounted debt securities, the amount specified in their terms) of all debt securities of the affected series to be due and payable.

      If any event of default described in item (5) above occurs, the trustee or the holders of at least 25% in aggregate principal amount of all the debt securities then outstanding (voting as one class) may declare the principal (or, in the case of discounted debt securities, the amount specified in their terms) of all outstanding debt securities not already due and payable to be due and payable.

      If the principal amount of debt securities has been declared due and payable, the holders of a majority in aggregate principal amount of the outstanding debt securities of the applicable series (or of all the outstanding debt securities) may waive any event of default with respect to that series (or with respect to all outstanding debt securities) and rescind and annul a declaration of acceleration if:

•	we pay, or deposit with the trustee a sum sufficient to pay, all required payments on the debt securities which shall have become due otherwise than by acceleration, with interest, plus certain fees, expenses, disbursements and advances of the trustee and

•	all defaults under the indenture have been remedied.

      Each indenture provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all of the outstanding debt securities of such series waive any past default under such indenture with respect to such series and its consequences, except a default (1) in the payment of the principal of (or premium, if any) or interest, if any, on any of the debt securities of such series or (2) in respect of a covenant or provision of such indenture which, under the terms of such indenture, cannot be modified or amended without the consent of the holders of all of the outstanding debt securities of such series affected thereby.

      Each indenture contains provisions entitling the trustee thereunder, subject to the duty of the trustee during an event of default in respect of any series of debt securities to act with the required standard of care, to be indemnified by the holders of the debt securities of such series before proceeding to exercise any right or power under such indenture at the request of the holders of the debt securities of such series.

      Each indenture provides that the trustee will, within 90 days after the occurrence of a default in respect of any series of debt securities, give to the holders of the debt securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any) or any interest on, or additional amounts, if any, on any of the debt securities of such series, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities of such series. The term default for the purpose of this provision only means any event that is, or after notice or lapse of time, or both, would become, an event of default with respect to the debt securities of such series.

      We will be required to furnish annually to each trustee a certificate as to compliance with all conditions and covenants under the indentures.

Notices

      Except as otherwise provided in each indenture, notices of meetings to holders of bearer securities will be given by publication at least twice in a daily newspaper in each of the City of New York and London and in such other city or cities as may be specified in such bearer securities and will be mailed to such persons whose names and addresses were previously filed with the trustee under the applicable indenture, within the time prescribed for the giving of such notice. Notices to holders of registered securities will be given by mail to the addresses of such holders as they appear in the security register.

Global Securities

      The debt securities of a series may be issued in whole or in part as one or more Global Securities that will be deposited with, or on behalf of, a depositary located in the United States (a “U.S. Depositary”) or a common depositary located outside the United States (a “Common Depositary”) identified in the prospectus supplement relating to such series. Global Securities may be issued in either registered or bearer form, and in either temporary or definitive form.

      The specific terms of the depositary arrangement with respect to any debt securities of a series will be described in the prospectus supplement relating to such series.

Limitations on Issuance of Bearer Securities

      Generally, in compliance with United States federal income tax laws and regulations, bearer securities other than bearer securities with a maturity not exceeding one year from the date of issue, may not be offered or sold during the restricted period (as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)) or delivered in connection with their sale during the restricted period in the United States or its possessions or to United States persons (each as defined below) other than to an office located outside the United States or its possessions of a United States financial institution (within the meaning of United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(6)) purchasing for its own account or for resale or for the account of certain customers that agrees in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code and the United States Treasury Regulations thereunder, or to certain other persons described in United States Treasury Regulations Section 1.163-5(c) (2) (i) (D) (l)(iii)(B). Any underwriters, agents and dealers participating in the offering of debt securities must agree that they will not offer or sell any bearer securities in the United States or its possessions, or to United States persons (other than the financial institutions described above) or deliver bearer securities within the United States or its possessions.

      Bearer securities and their interest coupons will bear a legend substantially to the following effect: “Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code”. The Code sections referred to in the legend provide that, with certain exceptions, a United States person holding a bearer security or coupon will not be permitted to deduct any loss, and will not be eligible for capital gain treatment with respect to any gain, realized on a sale, exchange or redemption of such bearer security or coupon.

      As used in this prospectus, “United States person” means:

•	an individual citizen or resident of the United States,

•	a corporation or partnership organized in or under the laws of the United States or any state thereof or the District of Columbia,

•	an estate or trust the income of which is subject to United States federal income taxation regardless of its source, or

•	a trust the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States fiduciaries have the authority to control all substantial decisions. The term “United States” means the United States of America (including the States thereof and the District of Columbia) and “possessions” of the United States include the Commonwealth of Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

Concerning the Trustees

      We have from time to time maintained deposits and conducted other business transactions with Bank One, N.A. and its affiliated entities in the ordinary course of business. Bank One Trust Company, N.A., an affiliate of Bank One, N.A., also serves as trustee under the indentures. The Trustee assumes no responsibility for this prospectus and has not reviewed or undertaken to verify any information contained in this prospectus.

DESCRIPTION OF CAPITAL STOCK

      The following descriptions are summaries of the material terms of our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), our Bylaws and applicable provisions of law. Reference is made to the more detailed provisions of, and such descriptions are qualified in their entirety by reference to, our Certificate of Incorporation and Bylaws, which are incorporated by reference in the registration statement that we filed with the SEC. You should read our Certificate of Incorporation and Bylaws for the provisions that are important to you.

      Under our Certificate of Incorporation, the authorized capital stock of Delphi is 2,000,000,000 shares, of which 1,350,000,000 shares are common stock, par value $0.01 per share, and 650,000,000 shares are preferred stock, par value $0.10 per share. As of June 30, 2003, 560,295,941 shares of common stock and no shares of preferred stock were outstanding.

Common Stock

      Holders of our common stock are entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. There are no cumulative voting rights. Except as may be provided in connection with any preferred stock in a certificate of designation filed pursuant to the Delaware General Corporation Law (“DGCL”), or as may otherwise be required by law or the Certificate of Incorporation, the common stock will be the only capital stock of Delphi entitled to vote in the election of directors and on all other matters presented to the stockholders of Delphi; provided that holders of common stock, as such, are not entitled to vote on any matter that solely relates to the terms of any outstanding series of preferred stock or the number of shares of such series and does not affect the number of authorized shares of preferred stock or the powers, privileges and rights pertaining to the common stock. See below under “— Certain Provisions of our Certificate of Incorporation and Bylaws” for additional discussion of common stock voting rights.

      Subject to the prior rights of holders of preferred stock, if any, holders of common stock are entitled to receive such dividends as may be lawfully declared from time to time by our board of directors. Upon any liquidation, dissolution or winding up of Delphi, whether voluntary or involuntary, holders of common stock will be entitled to receive such assets as are available for distribution to stockholders after there shall have been paid or set apart for payment the full amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of such series.

      The outstanding shares of our common stock are, and the shares of common stock being offered hereby will be, upon payment therefore, validly issued, fully paid and nonassessable. The common stock sold in any offering will not have any preemptive, subscription or conversion rights. Additional shares of authorized common stock may be issued, as determined by our board of directors from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

      See below under “— Shareholder Rights Plan” for a description of certain rights that are attached to the shares of our common stock.

Preferred Stock

      In this section we describe the general terms that will apply to preferred stock that we may offer by this prospectus in the future. When we issue a particular series, we will describe the specific terms of the series of preferred stock in a prospectus supplement. The description of provisions of our preferred stock included in any prospectus supplement may not be complete and is qualified in its entirety by reference to the description in our Certificate of Incorporation and our certificate of designation, which will describe the terms of the offered preferred stock and be filed with the SEC at the time of sale of that preferred stock. At that time, you should read our Certificate of Incorporation and any certificate of designation relating to each particular series of preferred stock for provisions that may be important to you.

      Under our Certificate of Incorporation, our board of directors is authorized to issue preferred stock in one or more series, each with such voting powers (full, limited or none), designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as they may fix or designate without any further vote or action by our stockholders. The Series A Junior Preferred Stock described below under “— Shareholder Rights Plan” is a series of preferred stock that has been authorized by our board.

      We will describe the specific terms of a series of preferred stock in a prospectus supplement, including some or all of the following:

(1)	the maximum number of shares of the series and their designations;

(2)	any annual dividend rate;

(3)	any dates that dividends begin to accrue or accumulate;

(4)	whether the dividends will be cumulative, and any dividend preference;

(5)	the price, terms and conditions of any redemption;

(6)	any liquidation preference;

(7)	whether the shares will be subject to, and the terms and provisions of, a retirement or sinking fund;

(8)	any terms and conditions for conversion or exchange of the shares into or for shares of any other class of our securities;

(9)	any voting rights;

(10)	whether fractional interests will be offered in the form of depositary shares; and

(11)	any or all other preferences or other rights or restrictions of the shares of the series

      Any prospectus supplement that specifies the terms of preferred stock also will describe any restriction on our repurchase or redemption of shares while there is any arrearage in the payment of dividends or, if applicable, sinking fund installments.

      Under the DGCL, the holders of a majority of the outstanding shares of preferred stock may vote together as a single class to approve any amendment to our certificate of incorporation that would increase or decrease the aggregate number of authorized shares of preferred stock or the par value of the preferred stock, or change the powers, preferences or special rights of the preferred stock so as to affect them adversely. If the proposed amendment will change the powers, preferences or special rights of one or more series of shares of preferred stock, but will not impact all outstanding shares of preferred stock, the holders of a majority of the outstanding shares of preferred stock of the series which will be affected may vote together as a single class to approve the amendment.

Certain Limitations on Changes in Control

      Certain provisions of the DGCL, our Certificate of Incorporation and our Bylaws summarized below may have an anti-takeover effect. This may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider in its best interests, including those attempts that might result in a premium over the market price for its shares.

      Section 203 of the Delaware General Corporation Law. We are a Delaware corporation and subject to Section 203 of the DGCL. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time such stockholder became an interested stockholder unless, as described below, certain conditions are satisfied. Thus, it may make acquisition of control of our company more difficult. The prohibitions in Section 203 of the DGCL do not apply if:

•	prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

      Under Section 203 of the DGCL, a “business combination” includes:

•	any merger or consolidation of the corporation with the interested stockholder;

•	any sale, lease, exchange or other disposition, except proportionately as a stockholder of such corporation, to or with the interested stockholder of assets of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all the outstanding stock of the corporation;

•	certain transactions resulting in the issuance or transfer by the corporation of stock of the corporation to the interested stockholder;

•	certain transactions involving the corporation which have the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the interested stockholder; or

•	certain transactions in which the interested stockholder receives financial benefits provided by the corporation.

      Under Section 203 of the DGCL, an “interested stockholder” generally is

•	any person that owns 15% or more of the outstanding voting stock of the corporation;

•	any person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period prior to the date on which it is sought to be determined whether such person is an interested stockholder; and

•	the affiliates or associates of any such person.

      Certain Provisions of our Certificate of Incorporation and Bylaws. Our Bylaws contain provisions requiring that advance notice be delivered to us of any business to be brought by a stockholder before an annual or special meeting of stockholders and providing for certain procedures to be followed by stockholders in nominating persons for election to our board. Generally such advance notice provisions require that the stockholder must give written notice to the secretary:

•	in the case of an annual meeting, not less than 90 days nor more than 120 days before the first anniversary of the preceding year’s annual meeting of stockholders; and

•	in the case of a special meeting, not less than 90 days, or, if later, 10 days after the first public announcement of the date of the special meeting, nor more than 120 days prior to the scheduled date of such special meeting.

      Our Bylaws provide, in accordance with our Certificate of Incorporation, that except as may be provided in connection with the issuance of any series of preferred stock, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board (as such term is defined in our Certificate of Incorporation), but shall not be less than three. Our Certificate of Incorporation provides for a classified board of directors, consisting of three classes as nearly equal in size as practicable. Each class holds office until the third annual stockholders’ meeting for election of directors following the most recent election of such class.

      Subject to the rights of the holders of any series of preferred stock to elect and remove additional directors under specified circumstances, a director of ours may be removed only for cause by affirmative vote of the holders of at least a majority of the voting power of all our outstanding shares generally entitled to vote in the election of directors (the “Voting Stock”), voting together as a single class, and vacancies on our board may only be filled by the affirmative vote of a majority of the remaining directors.

      Our Bylaws permit the board to specify, from time to time, certain categories of matters which will require prior board or board committee approval and further permit the board to specify particular matters which require approval of up to 80% of the Whole Board. Currently no categories of matters have been specified as subject to this Bylaw provision.

      Our Certificate of Incorporation provides that stockholders may not act by written consent in lieu of a meeting. Special meetings of the stockholders may be called only by a majority of the Whole Board, but may not be called by stockholders.

      Our Certificate of Incorporation also contains a “fair price” provision that applies to certain business combination transactions involving any person or group that is or has announced or publicly disclosed a plan or intention to become the beneficial owner of at least 10% of our outstanding Voting Stock (an “Interested Stockholder”). The “fair price” provision requires that, except as described below, the affirmative vote of the holders of at least 66 2/3% of the Voting Stock not beneficially owned by an Interested Stockholder is required to approve a business combination transaction with us and our subsidiaries involving or proposed by an Interested Stockholder, or its affiliates or associates, or to approve any agreement or other arrangement providing for any such business combination transaction. For such purpose, “business combination” includes:

•	any merger or consolidation of Delphi or any of its subsidiaries with an Interested Stockholder or any other entity which is or would be an affiliate or associate of an Interested Stockholder;

•	any (a) sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of Delphi or any of its subsidiaries to or for the benefit of, (b) purchase by Delphi or any of its subsidiaries from, (c) issuance of securities by Delphi or any of its subsidiaries to, (d) investment, loan, advance, guarantee, participation or other extension of credit by Delphi or any of its subsidiaries to, from, or with, or (e) establishment of a partnership, joint venture or other joint enterprise with or for the benefit of, the Interested Stockholder having an aggregate fair market value of $25 million or more;

•	the adoption of any plan or proposal for the liquidation or dissolution of Delphi; and

•	certain reclassifications of securities or recapitalizations of Delphi.

      This voting requirement will not apply to any transaction approved by a majority of Delphi’s Continuing Directors (as such term is defined in our Certificate of Incorporation). This voting requirement will also not apply to any transaction involving the payment of consideration to holders of Delphi’s outstanding capital stock in which the following “fair price” conditions, among others, are met:

•	the consideration to be received by the holders of each class of capital stock of Delphi is at least equal to the greater of:

(a)	the highest per share price paid for shares of such class by the Interested Stockholder in the two years prior to the announcement of the proposed business combination or in the transaction in which it became an Interested Stockholder, whichever is higher, or

(b)	the fair market value of the shares of such class on the date of the announcement of the proposed business combination or the date on which it became an Interested Stockholder, whichever is higher; and

•	the consideration to be received by the holders of each class of capital stock of Delphi is the same form and amount as that paid by the Interested Stockholder in connection with its acquisition of such class of capital stock.

This provision could have the effect of delaying or preventing a change in control of Delphi in a transaction or series of transactions that did not satisfy the “fair price” criteria.

      The provisions of our Certificate of Incorporation relating to our board, the limitation of actions by stockholders taken by written consent, the calling of special stockholder meetings and other stockholder actions and proposals may be amended only by the affirmative vote of the holders of at least 80% of the Voting Stock. The “fair price” provisions of our Certificate of Incorporation may be amended by the affirmative vote of the holders of at least 66 2/3% of the Voting Stock, excluding the Interested Stockholder, unless such amendment is unanimously recommended by our board, a majority of whom are Continuing Directors.

      In general, our Bylaws may be altered or repealed and new Bylaws adopted by the holders of a majority of the Voting Stock or by a majority of the Whole Board. However, certain provisions, including those relating to the limitation of actions by stockholders taken by written consent, the calling of special stockholder meetings, other stockholder actions and proposals and certain matters related to our board, may be amended only by the affirmative vote of holders of at least 80% of the Voting Stock.

      Shareholder Rights Plan. We have adopted a shareholder rights plan (the “Rights Plan”) which provides that one right to purchase 1/100th of a share of our Series A Junior Preferred Stock, (the “Rights”) is attached to each outstanding share of our common stock. The Rights have certain anti-takeover effects and are intended to discourage coercive or unfair takeover tactics and to encourage any potential acquiror to negotiate a price fair to all shareholders. The Rights may cause substantial dilution to an acquiring party that attempts to acquire us on terms not approved by our board, but they will not interfere with any merger or other business combination that is approved by our board.

      The Rights are attached to the shares of our common stock. The Rights are not presently exercisable. At any time a party acquires beneficial ownership of 15% or more of the outstanding shares of our common stock or commences or publicly announces for the first time a tender offer to do so, the Rights will separate from our common stock and will become exercisable. Until a Right is exercised, the holder thereof will have no rights as a shareholder. The above description of the Rights does not purport to be complete and you should refer to the Rights Agreement filed as an exhibit to the registration statement.

DESCRIPTION OF DEPOSITARY SHARES

      We describe in this section the general terms of the depositary shares. We will describe the specific terms of the depositary shares in a prospectus supplement. The following description of the deposit agreement, the depositary shares and the depositary receipts is only a summary and you should refer to the forms of the deposit agreement and depositary share certificate that will be filed with the SEC in connection with any particular offering of depositary shares.

General

      We may offer fractional interests in preferred stock, rather than full shares of preferred stock. In that case, we will provide for the issuance by a depositary to investors of receipts for depositary shares, each representing a fractional interest in a share of a particular series of preferred stock.

      The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and the depositary, which must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million. The applicable prospectus supplement will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying such depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

      The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

Withdrawal

      Unless otherwise indicated in the applicable prospectus supplement and unless the related depositary shares have been called for redemption, if you surrender depositary receipts at the principal office of the depositary, then you are entitled to receive at that office the number of shares of preferred stock and any money or other property represented by the depositary shares. We will not issue partial shares of preferred stock. If you deliver depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue to you a new depositary receipt evidencing the excess number of depositary shares at the same time that the preferred stock is withdrawn. Holders of shares of preferred stock received in exchange for depositary shares will no longer be entitled to deposit those shares under the deposit agreement or to receive depositary shares in exchange for those shares of preferred stock.

Dividends and Other Distributions

      The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares representing the preferred stock in proportion to the numbers of depositary shares owned by the holders on the relevant record date. The depositary will distribute only the amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The balance not distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

      If there is a distribution other than in cash, the depositary will distribute property to the holders of depositary shares, unless the depositary determines that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.

Conversion, Exchange and Redemption

      Unless otherwise specified in the applicable prospectus supplement, neither the depositary shares nor the series of preferred stock underlying the depositary shares will be convertible or exchangeable into any other class or series of our capital stock.

      If the series of the preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the redemption proceeds, in whole or in part, of the series of the preferred stock held by the depositary. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. Whenever we redeem preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

Voting

      Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail information about the meeting contained in the notice to the record holders of the depositary shares relating to the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to how the preferred stock underlying the holder’s depositary shares should be voted.

      The depositary will try, if practical, to vote the preferred stock underlying the depositary shares according to the instructions received. We will agree to take all action requested by and deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in that manner. The depositary will not vote any preferred stock for which it does not receive specific instructions from the holders of the depositary shares relating to the preferred stock.

Amendment and Termination of the Deposit Agreement

      We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement by agreement with the depositary at any time. Any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective, however, unless approved by the record holders of at least a majority of the depositary shares then outstanding. A deposit agreement may be terminated by us or the depositary only if:

•	all outstanding depositary shares relating to the deposit agreement have been redeemed or converted into or exchanged for other securities; or

•	there has been a final distribution on the underlying preferred stock in connection with our liquidation, dissolution or winding up and the distribution has been made to the holders of the related depositary shares.

Charges of Depositary

      We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with its duties under the deposit agreement. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the deposit agreement.

Miscellaneous

      The depositary will forward to the holders of depositary shares all reports and communications that we must furnish to the holders of the preferred stock.

      Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and the depositary’s obligations under the deposit agreement will be limited to performance in good faith of duties set forth in the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

      The depositary may resign at any time by delivering notice to us. We may also remove the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

DESCRIPTION OF WARRANTS

      We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with debt securities, preferred stock, or common stock offered by any prospectus supplement and may be attached to or separate from any such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. The following summaries of certain provisions of the warrants does not purport to be complete and you should refer to the form of warrant agreement that will be filed with the SEC in connection with any particular offering of warrants.

Debt Warrants

      The prospectus supplement relating to a particular issue of debt warrants will describe the terms of such debt warrants, including some or all of the following:

•	the title of such debt warrants;

•	the offering price for such debt warrants, if any;

•	the aggregate number of such debt warrants;

•	the designation and terms of the debt securities purchasable upon exercise of such debt warrants;

•	if applicable, the designation and terms of the debt securities with which such debt warrants are issued and the number of such debt warrants issued with each such debt security;

•	if applicable, the date from and after which such debt warrants and any debt securities issued therewith will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise (which price may be payable in cash, securities, or other property);

•	the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such debt warrants that may be exercised at any one time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the antidilution provisions of such debt warrants, if any;

•	the redemption or call provisions, if any, applicable to such debt warrants; and

•	any additional terms of such debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of such debt warrants.

Stock Warrants

      The prospectus supplement relating to any particular issue of preferred stock warrants or common stock warrants will describe the terms of such warrants, including some or all of the following:

•	the title of such warrants;

•	the offering price for such warrants, if any;

•	the aggregate number of such warrants;

•	the designation and terms of the common stock or preferred stock purchasable upon exercise of such warrants;

•	if applicable, the designation and terms of the offered securities with which such warrants are issued and the number of such warrants issued with each such offered security;

•	if applicable, the date from and after which such warrants and any offered securities issued therewith will be separately transferable;

•	the number of shares of common stock or preferred stock purchasable upon exercise of a warrant and the price at which such shares may be purchased upon exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the antidilution provisions of such warrants, if any;

•	the redemption or call provisions, if any, applicable to such warrants; and

•	any additional terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS AND UNITS

      The following is a general description of the terms of the purchase contracts and units we may issue from time to time. The specific terms of any purchase contracts or units that we may offer will be described in a prospectus supplement.

      We may issue purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock, preferred stock or other securities at a future date or dates. We may fix the price and number of securities subject to the purchase contracts at the time we issue the purchase contracts or we may provide that the price and number of securities will be determined pursuant to a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units.

      Units may consist of any combination of the following: purchase contract, warrants, debt securities, preferred stock and common stock issued by us and debt securities or debt obligations of third parties, including United States Treasury securities. Any of these securities, other than the purchase contracts, may be included as part of the unit to secure the obligations of the holders of the units to purchase the securities under the purchase contracts. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner. The purchase contracts also may require us to make periodic payments to the holders of the units, or vice versa, and those payments may be unsecured or prefunded on some basis.

      The applicable prospectus supplement will describe the terms of the purchase contracts or units offered by that prospectus supplement. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the purchase contracts, or the unit agreement, and, if applicable, collateral or depositary arrangements relating to the purchase contracts or units, which will be filed with the SEC each time we issue purchase contracts or units. Material United States federal income tax considerations applicable to the units and the purchase contracts will also be discussed in the applicable prospectus supplement. If we issue any purchase contracts or units, we will file or incorporate by reference the form of purchase contract and unit agreement as exhibits to the registration statement and you should read these documents for provisions that may be important to you. You can obtain copies of any form of purchase contract and unit agreement by following the directions described under the caption “Where You Can Find More Information.”

DESCRIPTION OF TRUST PREFERRED SECURITIES

      We describe in this section the general terms of the trust preferred securities that each of the trusts may offer by this prospectus. We will describe in a prospectus supplement (1) the specific terms of the trust preferred securities and (2) any general terms described in this section that will not apply to those trust preferred securities.

      The trust preferred securities will be issued under a declaration of trust (a “trust agreement”) that will be amended and restated in its entirety before the applicable trust issues trust preferred securities. The trust agreement will be qualified as an indenture under the Trust Indenture Act. In connection with an offering of trust preferred securities, forms of an amended and restated trust agreement and trust preferred security certificate will be filed as an exhibit to the registration statement or incorporated by reference therein. We have summarized particular provisions of the trust agreement. Our discussion of the trust agreement is not complete; you should read the form of trust agreement and the form of trust preferred security certificate for a more complete understanding of the provisions we describe.

      The trust agreement of each trust will authorize the administrative trustees to issue on behalf of the trust one series of trust preferred securities and one series of common securities containing the terms described in a prospectus supplement. The proceeds from the sale of the trust preferred securities and common securities will be used by the trust to purchase a series of junior subordinated notes issued under our subordinated indenture. The terms of the trust preferred securities will substantially mirror the terms of these junior subordinated notes. The junior subordinated notes will be held in trust by Bank One Trust Company, N.A. as property trustee, for your benefit and for the benefit of the holder of the common securities

      We will describe the specific terms relating to the trust preferred securities in the applicable prospectus supplement, including some or all of the following:

•	the name of the trust preferred securities;

•	the dollar amount and number of trust preferred securities issued;

•	the annual distribution rate(s) (or method of determining such rate(s)), the payment date(s), the right, if any, of the trust to defer or extend a payment date and the record dates used to determine the holders who are to receive distributions;

•	whether distributions on trust preferred securities will be cumulative, and if so, the date from which distributions will be cumulative;

•	the obligation or the option of the trust to purchase or redeem trust preferred securities, if any, including the prices, time periods and other terms and conditions for which the trust preferred securities shall be purchased or redeemed;

•	the terms and conditions, if any, upon which the junior subordinated notes may be distributed to you by the trust;

•	whether the trust preferred securities will be convertible or exchangeable into common stock or other securities, and if so, the terms and conditions upon which the conversion or exchange will be effected;

•	the voting rights, if any, of the trust preferred securities in addition to those required by law;

•	the amount which will be paid out of the assets of the trust after the satisfaction of liabilities to creditors of the trust, if any, to the holders of trust preferred securities upon voluntary or involuntary dissolution of the trust;

•	any securities exchange on which the trust preferred securities may be listed;

•	whether the trust preferred securities are to be issued in book-entry form and represented by one or more global certificates, and if so, the depositary for the global certificates and the specific terms of the depositary arrangements; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of the trust preferred securities.

      The prospectus supplement will also describe certain United States federal income tax considerations applicable to the offering of trust preferred securities.

      We will guarantee all trust preferred securities offered hereby to the extent set forth below under “Description of Guarantee.”

      In connection with the issuance of trust preferred securities, the applicable trust will issue one series of common securities having terms substantially identical to the terms of the trust preferred securities issued by the trust. The common securities will rank equal with, and payments will be made thereon pro rata, with the trust preferred securities except that, upon an event of default under the trust agreement, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in certain limited circumstances, the common securities will carry the right to vote to appoint, remove or replace any of the trustees of the relevant trust. Directly or indirectly, we will own all of the common securities of each trust.

DESCRIPTION OF GUARANTEE

General

      We will execute a guarantee agreement, which we refer to as a guarantee, for the benefit of holders of the trust preferred securities at the same time that a trust issues the trust preferred securities. Bank One Trust Company, N.A., as the guarantee trustee, will hold the guarantee for the benefit of holders of the trust preferred securities.

      The guarantee will be qualified as an indenture under the Trust Indenture Act of 1939. The form of guarantee is filed as an exhibit to the registration statement. We will describe in a prospectus supplement any general terms described in this section that will not apply to the guarantee.

      This section summarizes the material terms and provisions of the guarantee. Because this is only a summary, it does not contain all of the details found in the full text of the guarantee. For additional information, read the form of guarantee that is filed as an exhibit to the registration statement.

      We will irrevocably and unconditionally agree to pay to holders of the trust preferred securities in full the Guarantee Payments (as defined below) as and when due, regardless of any defense, right of set-off or counterclaim which the related trust may have or assert. The following payments or distributions will be subject to each guarantee (“Guarantee Payments”):

•	any accrued and unpaid distributions required to be paid on the corresponding trust preferred securities and the redemption price and all accrued and unpaid distributions to the date of redemption with respect to trust preferred securities called for redemption but if and only to the extent that in each case we have made a payment to the applicable trust of interest or principal on the junior subordinated notes issued by us to the trust; or

•	upon a voluntary or involuntary dissolution, winding up or liquidation of the applicable trust (other than in connection with a distribution of corresponding junior subordinated notes to holders of the trust preferred securities or the redemption of all the trust preferred securities upon the maturity or redemption of our junior subordinated notes issued to the trust), the lesser of:

(a)	the aggregate of the liquidation amount specified in the prospectus supplement for each trust preferred security plus all accrued and unpaid distributions on the trust preferred securities to the date of payment; and

(b)	the amount of assets of the applicable trust remaining available for distribution to holders of the trust preferred securities.

Status of Guarantee

      Each guarantee will constitute our unsecured obligation and will rank:

•	subordinate and junior in right of payment to all of our other liabilities; and

•	senior to our capital stock or any guarantee by us of our capital stock.

Unless otherwise indicated in a prospectus supplement, each guarantee will rank pari passu with each other guarantee of trust preferred securities.

      Each guarantee will constitute a guarantee of payment and not of collection. Accordingly, holders of the trust preferred securities may sue us or pursue other remedies to enforce their rights under such guarantee, without first suing any other person or entity.

Amendments and Assignment

      Except with respect to any changes which do not adversely affect the rights of holders of the corresponding trust preferred securities in any material respect (in which case consent will not be required), each guarantee may only be amended with the prior approval of the holders of at least a majority in aggregate liquidation amount of the outstanding trust preferred securities.

Events of Default

      An event of default under each guarantee occurs if we fail to make any of our required payments or perform our obligations under such guarantee.

      The holders of at least a majority in aggregate liquidation amount of the applicable trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available relating to the corresponding guarantee or to direct the exercise of any trust or power given to the guarantee trustee under such guarantee.

      Holders of the corresponding trust preferred securities may institute a legal proceeding directly against us to enforce their rights under the applicable guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

      We, as guarantor, will be required to file annually with each guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the guarantees.

Information Concerning the Guarantee Trustee

      Each guarantee trustee, other than during the occurrence and continuance of an event of default in the performance of the guarantee, will only perform the duties that are specifically described in the applicable guarantee. After an event of default with respect to the guarantee, the guarantee trustee will exercise its rights and powers under such guarantee using the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of its powers as described in the guarantee at the request of holders of the corresponding trust preferred securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Termination of the Guarantee

      Each guarantee will terminate once the corresponding trust preferred securities are paid in full or upon distribution of the corresponding series of junior subordinated notes to holders of the trust preferred securities. A guarantee will continue to be effective or will be reinstated if at any time holders of the corresponding trust preferred securities are required to restore payment of any sums paid under the trust preferred securities or such guarantee.

Governing Law

      Each guarantee will be governed by and construed in accordance with the laws of the State of New York.

PLAN OF DISTRIBUTION

      We may sell the securities to or through agents or underwriters or directly to one or more purchasers or through a combination of any of the foregoing methods.

By Agents

      We may use agents to sell the securities. The agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

By Underwriters

      We may sell the securities to underwriters. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Each underwriter will be obligated to purchase all the securities allocated to it under the underwriting agreement. The underwriters may change any initial public offering price and any discounts or concessions they give to dealers.

Direct Sales

      We may sell securities directly to you. In this case, no underwriters or agents would be involved.

      As one of the means of direct issuance of securities, we may utilize the services of any available electronic auction system to conduct an electronic “dutch auction” of the offered securities among potential purchasers who are eligible to participate in the auction of those offered securities, if so described in the prospectus supplement.

General Information

      Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

      We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments they may be required to make.

      Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

LEGAL MATTERS

      Unless we indicate otherwise on the applicable prospectus supplement, the legality of the securities offered by us by this prospectus will be passed upon by Shearman & Sterling LLP of New York, New York. Morris, Nichols, Arsht & Tunnell of Wilmington, Delaware, will issue an opinion letter concerning the legality of the securities that the trust is offering in this prospectus. We will also provide in the applicable prospectus supplement the name of counsel that will issue an opinion as to certain legal matters for any underwriters, dealers or agents.

EXPERTS

      The consolidated financial statements incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

150,000 Trust Preferred Securities

Delphi Trust II

Adjustable Rate Trust Preferred Securities

(five year initial fixed rate period)
(liquidation amount $1,000 per trust preferred security)
guaranteed to the extent set forth herein by
Delphi Corporation

PROSPECTUS SUPPLEMENT

Citigroup	Merrill Lynch & Co.
JPMorgan

Credit Suisse First Boston

Morgan Stanley
UBS Investment Bank

November 14, 2003